      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1997



                                                      REGISTRATION NO. 333-27035

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           SCHICK TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      3844                  11-3374812
     (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
      JURISDICTION                 INDUSTRIAL          IDENTIFICATION NUMBER)
   OF INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                            ------------------------

                               31-00 47TH AVENUE
                        LONG ISLAND CITY, NEW YORK 11101
                                 (718) 937-5765
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------


                                DAVID B. SCHICK
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                           SCHICK TECHNOLOGIES, INC.
                               31-00 47TH AVENUE
                        LONG ISLAND CITY, NEW YORK 11101
                                 (718) 937-5765
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

        M. RIDGWAY BARKER, ESQ.                 BARBARA L. BECKER, ESQ.
        KELLEY DRYE & WARREN LLP                 CHADBOURNE & PARKE LLP
           TWO STAMFORD PLAZA                     30 ROCKEFELLER PLAZA
         281 TRESSER BOULEVARD                  NEW YORK, NEW YORK 10112
      STAMFORD, CONNECTICUT 06901                    (212) 408-5100
             (203) 324-1400

                            ------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           SCHICK TECHNOLOGIES, INC.

                             CROSS-REFERENCE SHEET

               SHOWING LOCATION IN THE REGISTRATION STATEMENT OF
              INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1

                   FORM S-1                     LOCATION IN THE REGISTRATION
           ITEM NUMBER AND HEADING                       STATEMENT
   ---------------------------------------- ------------------------------------
1. Forepart of the Registration Statement
     and Outside Front Cover Page of        Outside Front Cover Page
     Prospectus............................

2. Inside Front and Outside Back Cover
     Pages of Prospectus................... Outside Back Cover Page; Additional
                                              Information

3. Summary Information and Risk Factors.... Prospectus Summary; The Company;
                                              Risk Factors

4. Use of Proceeds......................... Prospectus Summary; Risk Factors;
                                              Use of Proceeds

5. Determination of Offering Price......... Outside Front Cover Page; Risk
                                              Factors; Underwriting

6. Dilution................................ Risk Factors; Dilution

7. Selling Security Holders................ Not Applicable

8. Plan of Distribution.................... Outside Front Cover Page;
                                              Underwriting

9. Description of Securities to be
     Registered............................ Outside Front Cover Page; Prospectus
                                              Summary; Risk Factors; Dividend
                                              Policy; Description of Capital
                                              Stock; Shares Eligible For Future
                                              Sale; Management

10. Interests of Named Experts and
     Counsel............................... Legal Matters; Experts

11. Information with Respect to the
     Registrant

   (a) Description of Business............. Prospectus Summary; The Company;
                                              Business


   (b) Description of Property............. Business

   (c) Legal Proceedings................... Business

   (d) Market Price of and Dividends on the
         Registrant Stockholder Matters.... Dividend Policy; Description of
                                              Capital Stock

   (e) Financial Statements................ Index to Financial Statements

   (f) Selected Financial Data............. Prospectus Summary; Selected
                                              Financial Data; Management's
                                              Discussion and Analysis of
                                              Financial Condition and Results of
                                              Operations

   (g) Supplementary Financial
         Information....................... Prospectus Summary; Summary
                                              Financial Data; Management's
                                              Discussion and Analysis of
                                              Financial Condition and Results of
                                              Operations

   (h) Management's Discussion and Analysis
         of Financial Condition and Results
         of Operations..................... Management's Discussion and Analysis
                                              of Financial Condition and Results
                                              of Operations

   (i) Changes in and Disagreements with
         Accountants on Accounting and
         Financial Disclosure.............. Not Applicable

   (j) Directors and Executive Officers.... Management

   (k) Executive Compensation.............. Management

   (l) Security Ownership of Certain
         Beneficial Owners and
         Management........................ Risk Factors; Principal
                                              Stockholders; Shares Eligible For
                                              Future Sale

   (m) Certain Relationships and Related
         Transactions...................... Certain Transactions

12. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities........................... Part II--Item 17

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH
STATE.



                  SUBJECT TO COMPLETION, DATED JUNE 5, 1997



PROSPECTUS

                                1,750,000 SHARES

                                     [LOGO]

                           SCHICK TECHNOLOGIES, INC.
                                  COMMON STOCK

                             ---------------------

     All of the shares (the 'Shares') of Common Stock offered hereby (the 'Offering') are being sold by Schick Technologies, Inc. (the 'Company'). Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price per share will be between $15.00 and $17.00 per share. See 'Underwriting' for a list of the factors to be considered in determining the initial public offering price. The Company has applied for listing the Common Stock on the Nasdaq National Market under the symbol 'SCHK.'

                             ---------------------

   THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   SEE 'RISK FACTORS' BEGINNING ON PAGE 7.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
               SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                             UNDERWRITING
                       PRICE TO             DISCOUNTS AND            PROCEEDS TO
                        PUBLIC              COMMISSIONS(1)            COMPANY(2)
PER SHARE.....         $                       $                       $
TOTAL(3)......     $                       $                       $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the 'Securities Act'). See 'Underwriting.'

(2) Before deducting expenses of the Offering payable by the Company, estimated
    at $       .


(3) The Company has granted the Underwriters a 30-day option to purchase up to 262,500 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $       , $       and $       ,
    respectively. See 'Underwriting.'


                             ---------------------

     The shares of Common Stock offered by this Prospectus are offered by the Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about              , 1997.

                             ---------------------

LEHMAN BROTHERS

                                 J.P. MORGAN & CO.

                                                   PACIFIC GROWTH EQUITIES, INC.

              , 1997

                              [INSIDE FRONT COVER]
                                    COVER 2



     [Graphics depicting the principal components of the CDR(Trademark) system and showing the CDR(Trademark) system in use in a dentist's office].

     [Caption: Schick Technologies, Inc.]


     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK AND THE IMPOSITION OF PENALTY BIDS.

                              [INSIDE FRONT COVER]
                                    COVER 3


     [Graphics depicting the CDR(Trademark) System and CDR(Trademark) intra-oral sensors].

     [Captions: Sensors by Schick. Intraoral CDR(Trademark) sensors correspond to three standard sizes of conventional x-ray film to suit a variety of needs. Computer Dental Radiography (CDR(Trademark)) System. Instantly produces full-sized, high resolution dental x-rays on a color computer monitor without film or chemical development and with up to 90% less radiation than conventional x-rays].

                              [INSIDE FRONT COVER]
                                    COVER 4



     [Graphics depicting the CDR(Trademark) System and CDR(Trademark) intra-oral sensors].

     [Captions: The accuDEXA bone mineral density measurement system. The low-cost, easy-to-use and highly precise diagnostic tool that instantly measures bone mineral density. (Pending FDA 510(k) pre-marketing clearance). CDRCam(Trademark). The innovative intraoral camera which fully integrates with the CDR(Trademark) system].

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the accompanying notes, appearing elsewhere in this Prospectus. Unless otherwise indicated or required by the context, references to the 'Company' mean Schick Technologies, Inc. and its predecessors and subsidiary and references to a fiscal year mean the fiscal year ended March 31 of the same calendar year. Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the over-allotment option granted to the Underwriters and (ii) gives effect to the formation of a holding company, the change of the state of incorporation of the Company, the adoption of the Company's Amended and Restated Certificate of Incorporation (the 'Certificate of Incorporation') and By-Laws (the 'By-Laws'), and the 2.8 for 1 stock exchange effected on June 4, 1997, all as described under 'The Company.' For a discussion of considerations relevant to an investment in the common stock, $.01 par value per share (the 'Common Stock'), see 'Risk Factors.'


                                  THE COMPANY


     Schick Technologies, Inc. designs, develops and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high resolution radiographs with reduced levels of radiation. In the field of dentistry, the Company has developed, and currently manufactures and markets, the leading intra-oral digital radiography system. The Company has also developed an inexpensive and easy to operate bone mineral density ('BMD') measurement device to assist in the diagnosis of osteoporosis. This device is scheduled for introduction in the second half of 1997, pending marketing clearance by the United States Food and Drug Administration (the 'FDA'), and will be sold for use in primary care physicians' offices. In addition, the Company is developing large-area radiographic imaging products for digital mammography, additional medical applications and selected industrial markets using its proprietary technology.


     The Company's CDR(Trademark) computed dental radiography imaging system was introduced in March 1994 and has become the leading product in its field. As of March 31, 1997, the Company had sold over 3,200 CDR(Trademark) systems for use in dental offices, hospitals and universities. The CDR(Trademark) system produces instant, full size, high resolution dental x-ray images on a color computer monitor, without film or the need for chemical development, and with a radiation dose that is approximately 10% of that required for conventional x-ray film. The CDR(Trademark) system uses an intra-oral sensor to capture the x-ray image. Once captured, the x-ray image is transmitted to a computer where it is permanently stored as part of the patient's x-ray records and can be analyzed using diagnostic software developed by the Company. The Company's CDRCam(Trademark), an intra-oral camera which fully integrates with the CDR(Trademark) system, was introduced in early 1997. The Company believes that the potential market for dental digital radiography products exceeds $4 billion.

     The Company believes that its accuDEXA(Trademark) device measures BMD more quickly, accurately and easily than any comparable BMD measurement device currently on the market, with a minimal radiation dosage. The device is a highly precise point-of-treatment diagnostic tool for use in the primary care physician's office as part of a patient's regular physical examination. In connection with the development of accuDEXA(Trademark), the Company entered into an agreement with Merck & Co., Inc. ('Merck') pursuant to which Merck agreed to provide the

Company with financing and to develop certain clinical protocols. See 'Business--Merck Agreement.' The Company filed its 510(k) application with the FDA in May 1997 and, pending FDA marketing clearance, the Company plans to introduce this product in the second half of 1997. The Company believes that the potential market for the accuDEXA(Trademark) exceeds $2 billion in the United States.


     The Company is developing a digital mammography sensor which it believes will offer high quality diagnostic capability at a substantially lower cost than other available devices. The Company intends to produce an 8 x 8 cm 'spot' mammography sensor prototype by the end of 1997, and, subsequently, a 24 x 30 cm 'full field' sensor. The Company is also developing digital imaging products for additional medical and industrial applications.



     The Company's CDR(Trademark) dental products are sold in the United States, via its direct sales force, and abroad, via independent regional distributors. The Company has also entered into an original equipment manufacturer ('OEM') sales agreement with Henry Schein Inc. ('HSI'), pursuant to which HSI will sell the CDR(Trademark) system under its own trade name. The Company intends to sell accuDEXA(Trademark) through a direct sales force and established independent distributors and manufacturers of medical and radiological equipment. The Company has entered into an OEM sales agreement with Norland Medical Systems, Inc. ('Norland'), by which Norland will sell accuDEXA(Trademark) under its own trade name. The Company intends to sell its mammography devices through established manufacturers in the mammography market. See 'Business--Sales and Marketing.'


     The Company's products are based on its proprietary enhanced charged coupled device ('CCD') and active pixel sensor ('APS') imaging technologies. The Company's CDR(Trademark) system is made using an enhanced, low-cost, large-area, high resolution CCD device. APS allows the fabrication of large-area imaging devices with high resolution at a fraction of the cost of traditional technologies. APS technology was originally developed by the Jet Propulsion Laboratory at the California Institute of Technology ('Cal Tech'), and is licensed to the Company for a broad range of health care applications. See 'Business--Patents, Trade Secrets and Proprietary Rights.'


     The Company's objective is to be the leading provider of high resolution, low-cost digital radiography products. The Company plans to leverage its technological advantage in the digital imaging field to penetrate a broad range of diagnostic imaging markets. The Company believes that its proprietary technologies and expertise in electronics, imaging software and advanced packaging will enable it to compete successfully in these markets. Key elements of the Company's strategy include (i) expanding market leadership in dental digital radiography through expanded sales channels, further product enhancements, and increased direct sales and marketing activities; (ii) introducing accuDEXA(Trademark) to the bone densitometry market to aid in the diagnosis of osteoporosis through a combination of OEM, direct sales and other distribution channels; (iii) introducing new products based on patented and proprietary APS technology for digital mammography, other medical applications and industrial markets; and (iv) expanding international marketing channels for existing and new products.

                                  THE OFFERING

Common Stock offered................ 1,750,000 shares

Common Stock to be outstanding after
  the Offering...................... 9,707,231 shares(1)

Use of proceeds..................... The Company intends to use the net proceeds from the Offering to: (i) repay the
                                     principal of the Merck Loan (as defined in
                                     'Use of Proceeds') in the amount of
                                     $1,512,833 and accrued interest thereon
                                     which, at March 31, 1997, totaled $101,654;
                                     (ii) expand its research and development
                                     capabilities; and (iii) expand its
                                     marketing and sales efforts. Any remaining
                                     balance of the net proceeds will be applied
                                     to working capital and general corporate
                                     purposes. Pending such uses, the Company
                                     intends to invest the net proceeds in
                                     short-term, investment grade, interest
                                     bearing securities. See 'Use of Proceeds.'

Proposed Nasdaq National Market
  symbol............................ SCHK

------------------

(1) Excludes (i) 470,400 shares reserved for issuance upon the exercise of options under the Company's 1996 Employee Stock Option Plan (the '1996 Employee Stock Option Plan'), under which options covering 74,953 shares with a weighted average exercise price of $7.14 per share are outstanding,
    (ii) 35,000 shares reserved for issuance upon the exercise of options under the Company's 1997 Stock Option Plan for Non-Employee Directors (the 'Directors Stock Option Plan,' and together with the 1996 Employee Stock Option Plan, the 'Option Plans'), (iii) 526,470 shares reserved for issuance upon the exercise of warrants issued by the Company in 1996 (the 'Warrants') with a weighted average exercise price of $8.31 per share and (iv) 56,000 shares reserved for issuance upon the exercise of options which were granted prior to the implementation of the 1996 Employee Stock Option Plan at an exercise price of $1.79 per share. See 'Management--1996 Employee Stock Option Plan, --Directors Stock Option Plan' and 'Description of Capital Stock--Warrants.'

                             SUMMARY FINANCIAL DATA
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                        YEAR ENDED MARCH 31,
                                 -------------------------------------------------------------------
                                    1993          1994          1995          1996          1997
                                 -----------    ---------    ----------    ----------    -----------
                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue, net..................    $       --    $      29    $    2,726    $    6,804    $    16,101
Gross profit..................            --           15         1,225         3,461          8,080
Operating expenses:
  Selling and marketing.......            --          158           517         1,620          4,961
  General and
     administrative...........           166          121           560         1,388          2,088
  Research and development....           247          393           150           458          1,418
                                 -----------    ---------    ----------    ----------    -----------
     Total operating
       expenses...............           413          672         1,227         3,466          8,467
                                 -----------    ---------    ----------    ----------    -----------
Total other income
     (expense)................             2            1           (22)         (108)            35
                                 -----------    ---------    ----------    ----------    -----------

Net loss......................    $     (411)   $    (656)   $      (24)   $     (113)   $      (352)
                                 -----------    ---------    ----------    ----------    -----------
                                 -----------    ---------    ----------    ----------    -----------
Net loss per common
  share(1)(2).................    $    (0.08)   $   (0.10)   $       --    $    (0.02)   $     (0.04)
                                 -----------    ---------    ----------    ----------    -----------
                                 -----------    ---------    ----------    ----------    -----------
Weighted average number of
  common shares
  outstanding(1)(2)...........     4,891,784    6,370,095     7,050,798     7,219,385      8,124,787
                                 -----------    ---------    ----------    ----------    -----------
                                 -----------    ---------    ----------    ----------    -----------


                                     MARCH 31, 1997
                               ---------------------------
                                ACTUAL      AS ADJUSTED(3)
                               ---------    --------------
BALANCE SHEET DATA:
Cash and cash equivalents...   $   1,710      $   25,536
Working capital.............       5,518          29,309
Total assets................      11,060          34,851

Total liabilities...........       4,973           3,359
Stockholders' equity........       6,087          31,492

------------------
(1) For information concerning the computation of net loss per share and weighted average number of common shares outstanding, see Note 2 to the financial statements.


(2) Reflects the restructuring and recapitalization effected on June 4, 1997, described in Note 15 to the financial statements.


(3) As adjusted to give effect to (i) the sale of the Shares, net of expenses, at an assumed initial public offering price of $16.00 per share and (ii) the repayment of the Merck Loan in the principal amount of $1,512,833 and accrued but unpaid interest thereon. See 'Use of Proceeds.'

                                  RISK FACTORS


     An investment in the Shares involves a high degree of risk. Prospective investors should consider carefully the following factors, in addition to the other information included in this Prospectus, before purchasing any of the Shares. Certain statements under 'Prospectus Summary,' 'Risk Factors,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business,' including statements regarding the anticipated development and expansion of the Company's business, the markets in which the Company's products are offered, anticipated capital expenditures and regulatory reform, the intent, belief or current expectations of the Company, its directors or its officers with respect to the Company's future financial performance and other matters, and other statements regarding matters that are not historical facts, are 'forward-looking' statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Such 'forward-looking' statements are subject to various risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth under 'Risk Factors' and 'Business.'


LIMITED OPERATING HISTORY; LOSSES FROM OPERATIONS

     The Company began operations in 1992 and has a limited operating history. The Company has sustained losses since its inception and had an accumulated deficit at March 31, 1997 of $1.6 million. The Company may be subject to many risks common to companies with limited operating histories, including reliance on key personnel, a competitive environment and difficulty addressing unanticipated problems, delays and expenses. There can be no assurance that the

Company will become profitable. Since its formation, the Company's operations have required substantial capital.

DEPENDENCE ON CDR(TRADEMARK)


     The Company's revenues are primarily generated from sales of its CDR(Trademark) system and, to a lesser extent, the CDRCam(Trademark). There can be no assurance that the CDR(Trademark) system or CDRCam(Trademark) will not be rendered obsolete or inferior as a result of technological change, changing customer needs or new product introductions, each of which would have a material adverse effect on the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more commercially attractive than the CDR(Trademark) system or CDRCam(Trademark). The Company's success will depend in part on its ability to improve and enhance the CDR(Trademark) system and CDRCam(Trademark) in a timely manner. While the Company is actively engaged in research and development to improve and enhance the CDR(Trademark) system and CDRCam(Trademark), there can be no assurance that the Company will be successful. The failure to enhance the CDR(Trademark) system or CDRCam(Trademark) in a timely manner could have a material adverse effect on the Company. See 'Business--Products; --Sales and Marketing; --Overview of Company Technology; --Competition.'


DEPENDENCE ON DEVELOPING AND MARKETING NEW PRODUCTS AND ENHANCEMENTS TO EXISTING PRODUCTS


     The Company is currently developing new products for the dental and medical markets. The Company has filed a 510(k) application with the FDA, seeking approval for general use and marketing of accuDEXA(Trademark). Additionally, the Company expects to file 510(k) applications with the FDA in connection with the digital mammography sensors currently under development by the Company and other future products. There can be no assurance that the Company will obtain pre-market clearance for accuDEXA(Trademark), digital mammography sensors or any other future products, or that in order to obtain 510(k) clearance, the Company will not be required to submit additional data or meet additional FDA requirements that may substantially delay the 510(k) process and result in substantial additional expense. Moreover, such pre-marketing clearance, if obtained, may be subject to conditions on the marketing or manufacturing of accuDEXA(Trademark) which could impede the Company's ability to manufacture and/or market the product. In addition, while the Company intends to distribute accuDEXA(Trademark) pursuant to an OEM sales agreement with Norland and through a direct sales force and other established independent distributors and manufacturers of medical and radiological equipment, there can be no assurance that the Company will be able to successfully develop any such distribution channel. Furthermore, there can be no assurance that accuDEXA(Trademark) will be accepted by physicians as an attractive alternative to BMD measurement devices currently available. While the Company is actively engaged in research and development to develop accuDEXA(Trademark) and other new products, there can be no assurance that the Company will be successful in such endeavors. There can be no assurance that accuDEXA(Trademark) or any other products to be developed by the Company will be approved by or receive marketing clearance from applicable governmental authorities. If the Company is unable to develop, obtain regulatory approval for and market new products and enhancements to existing products, it will have a material adverse effect on the Company. See 'Business-- Products; --Sales and Marketing; --Overview of Company
Technology; --Competition.'


TECHNOLOGICAL CHANGE

     The market for the Company's products is characterized by rapid and significant technological change, evolving industry standards and new product introductions. The Company's products require significant planning, design, development and testing which require significant capital commitments and investment by the Company. There can be no assurance that the Company's products or proprietary technologies will not become uncompetitive or obsolete as a result of technological change, evolving industry standards or new product introductions or that the Company will be able to generate any economic return on its investment in product development. If the Company's products or technologies become uncompetitive or obsolete, it will have a material adverse effect on the Company.

RELIANCE ON PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF PATENT INFRINGEMENT


     The Company currently has an issued United States patent for an 'Intra-Oral Sensor For Computer Aided Radiography,' and an allowed United States patent application for a 'Large Area Image Detector.' The Company also has one additional patent application currently pending before the United States Patent and Trademark Office (the 'PTO').



     The Company is the licensee in certain fields of biomedical radiology of certain patents, patent applications and other know-how related to APS technology (collectively, the 'APS Technology'), which was developed by Cal Tech. The Company has been advised by the licensor of the APS Technology that the Company's rights to such technology are subject to government rights to use, noncommercial educational rights to use by Cal Tech and the right of a third party to obtain a nonexclusive license from Cal Tech with respect to such technology. The Company believes that, as of the date of this Prospectus, except for such third party's exercise of its right to obtain a nonexclusive license to use APS Technology in a field other than biomedical radiology, none of the foregoing parties have given notice of their exercise of any of their respective rights to the APS Technology. There can be no assurance that this will continue to be the case, and any such exercise could have a material adverse effect on the Company.



     There can be no assurance that any of the Company's patents, any of the patents of which the Company is a licensee or any patents which may issue to the Company or which the Company may license in the future, will provide the Company with a competitive advantage or afford the Company protection against infringement by others, or that the patents will not be successfully challenged or circumvented by competitors of the Company.


     The Company is also the owner of certain trade secrets, which it protects by, among other things, entering into non-disclosure, confidentiality, non-solicitation and non-competition agreements. However, there can be no assurance that the duties imposed by these agreements, such as the duty to maintain confidentiality and the duty not to compete, will not be breached, or that such breaches will not have a material adverse effect on the Company. See 'Business--Patents, Trade Secrets and Proprietary Rights.'


     There also can be no assurance that the technology practiced by the Company will not infringe upon the patents of others. The Company's CDR(Trademark) system is currently the subject of litigation regarding the patent rights of others. See '--Litigation' and 'Business--Litigation.' In the event that any such infringement claim is successful, there can be no assurance that the Company would be able to negotiate with the patent holder for a license, in which case the Company could be prevented from practicing the subject matter claimed by such patent. In addition, there can be no assurance that the Company would be able to redesign its products to avoid infringement. The inability of the Company to practice the subject matter of patents claimed by others or to redesign its products to avoid infringement could have a material adverse effect on the Company.

LITIGATION

     The Company is a named defendant in two lawsuits instituted by Trophy Radiologie, S.A. ('Trophy S.A.'). One lawsuit was instituted in France and the other in the United States.


     The French lawsuit was filed in November 1995, in the tribunal de Grande Instance de Bobigny, the French patent court, and originally alleged that the Company's CDR(Trademark) system infringes French Patent No. 2,547,495, European Patent No. 129,451 and French Certificate of Addition No. 2,578,737. These patents, all of which are related, are directed to a CCD-based intra-oral sensor. Since filing its lawsuit, Trophy S.A. has withdrawn its allegation of infringement with respect to the Certificate of Addition. Trophy S.A. is seeking a permanent injunction and unspecified damages, including damages for its purported lost profits. The Company believes that the lawsuit is without merit, and is vigorously defending it. The Company is represented by a French barrister and French patent counsel.



     The lawsuit in the United States was filed in March 1996 by Trophy S.A., Trophy Radiology, Inc., a United States subsidiary of Trophy S.A. ('Trophy Inc.') and the named inventor on the patent in suit, Francis Mouyen, a French citizen. The suit was brought in the United States District Court for the Eastern District of New York, and alleges that the Company's CDR(Trademark) system infringes United States Patent No. 4,593,400 (the ' '400 patent'), which is related to the patents in the French lawsuit. Trophy S.A., Trophy Inc. and Mouyen are seeking a permanent injunction and unspecified damages, including damages for purported lost profits, enhanced damages for the Company's purported willful infringement and an award of attorney fees. The Company believes that the lawsuit is without merit, and is vigorously defending it. The Company is represented by United States intellectual property counsel, and has also obtained a formal opinion of intellectual property counsel that the CDR(Trademark) system does not infringe the '400 patent.

     In addition, the Company has counter-sued Trophy S.A. and Trophy Inc. for infringement of United States Patent No. 4,160,997, a recently expired patent which was exclusively licensed to the Company by its inventor, Dr. Robert Schwartz, and for false advertising and unfair competition. The Company believes that its counter-suits are meritorious, and is vigorously pursuing them.

     The Company has also been sued by Radworks Corp. ('Radworks') and the Board of Regents of the University of Texas (the 'University of Texas'). That suit, filed in December 1996 in the United States District Court for the Western District of Texas, alleges that the Company's CDR(Trademark) system infringes United States Patent No. 5,179,579 (the ' '579 patent'). The '579 patent is directed to a display system for digital dental radiographs. Radworks and the University of Texas are seeking a permanent injunction and unspecified damages, including enhanced damages for the Company's purported willful infringement and an award of attorney fees. The Company believes that the lawsuit is without merit, and is vigorously defending it. The Company is represented by intellectual property counsel and Texas local counsel, and has also obtained a formal opinion of intellectual property counsel that the CDR(Trademark) system does not infringe the '579 patent.

     There can be no assurance that the Company will be successful in its defense of any of these actions, or in its counter-suits. If the Company is unsuccessful in its defense of any of these actions, it could have a material adverse effect upon the Company. Moreover, regardless of their outcome, the Company may be forced to expend significant amounts of money in legal fees in connection with these lawsuits.

DEPENDENCE ON KEY SUPPLIERS; VOLATILITY OF SEMICONDUCTOR MARKET

     Semiconductors are the most significant product components the Company purchases. Since its inception, the Company has purchased virtually all of its semiconductors principally from one supplier. The availability and price of these components may be subject to change due to interruptions in production, changing market conditions and other events. There can be no assurance that, if the Company were to enter into agreements with other suppliers, such suppliers would be able to deliver such semiconductors at an acceptable price or in a timely manner. If the Company were unable to develop reasonably priced alternative sources in a timely manner, or if the Company encountered delays or other difficulties in the supply of such products and other materials from third parties, there could be a material adverse effect on the Company. In past years, semiconductors have been subject to significant price fluctuations. There can be no assurance that the Company can mitigate the effect of future price increases on its results of operations and financial condition. See
'Business--Manufacturing.'

PRODUCT WARRANTIES


     The Company generally warrants each of its products against defects in materials and workmanship for a period of one year from the date of shipment. Costs associated with product returns, including servicing and/or repair of products, during the warranty period, as a percentage of total revenues during fiscal 1997, were less than 5%. Should the Company experience an increase in product returns, there could be material adverse effect on the Company by, among other things, requiring additional expenditures for parts and personnel as well as damaging the Company's reputation and goodwill.


REGULATORY AND LEGISLATIVE RISKS

     The Company must obtain certain approvals by and marketing clearances from governmental authorities, including the FDA and similar health authorities in foreign countries, to market and sell its products in those countries. The FDA regulates the marketing, manufacturing, labeling, packaging, sale and distribution of 'medical devices,' as do various foreign authorities in their respective jurisdictions. The FDA enforces additional regulations regarding the safety of equipment utilizing x-rays. Various states also impose similar regulations. The Company's CDR(Trademark) system is currently regulated by such authorities and certain of the Company's new products, including accuDEXA(Trademark), will require approval by or marketing clearance from various governmental authorities, including the FDA.

     The FDA review process typically requires extended proceedings pertaining to the safety and efficacy of new products. A 510(k) application is required in order to market a new or modified medical device. If specifically required by the FDA, a pre-market approval ('PMA') may be necessary. Such proceedings, which must be completed prior to marketing a new medical device, are potentially expensive and time consuming. They may delay or hinder a product's timely entry into the marketplace. Moreover, there can be no assurance that the review or approval process for these products by the FDA or any other applicable governmental authorities will occur in a timely fashion, if at all, or that additional regulations will not be adopted or current regulations amended in such a manner as will adversely affect the Company. The Company is also subject to other federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company. International sales of the Company's products are subject to the regulatory agency product registration requirements of each country in which the Company's products are sold. The regulatory review process varies from country to country and may in some cases require the submission of clinical data. The Company typically relies on its distributors in foreign countries to obtain the required regulatory approvals. There can be no assurance, however, that such approvals will be obtained on a timely basis, if at all, or that the failure to obtain such approval by a distributor will not have a material adverse effect on the Company. See 'Business--Government Regulation.' The Company's customers operate in the health care industry, which is highly regulated. Both existing and future governmental regulations could adversely impact the Company. Additionally, cost-containment efforts by health maintenance organizations may adversely affect the potential market for the Company's devices.

POTENTIAL FOR PRODUCT RECALL AND PRODUCT LIABILITY CLAIMS

     Products such as those sold by the Company may be subject to recall for unforeseen reasons. In addition, certain applications, including projected applications, of the Company's products entail the risk of product liability claims. Such risks will exist even with respect to those products that have received, or in the future may receive, regulatory approval for commercial sale. These claims may be made by consumers, distributors, wholesalers or others. The Company maintains insurance coverage related to product liability claims in the amount of $1 million per occurrence, annual aggregate maximum coverage in the amount of $2 million, and umbrella coverage in the amount of $10 million. No assurance can be given that product liability insurance coverage will continue to be available or, if available, that it can be obtained in sufficient amounts or at reasonable cost or that it will be sufficient to cover any claims that may arise. The Company does not maintain any insurance relating to potential recalls of its products. Costs associated with potential product recalls or product liability claims could have a material adverse effect on the Company. See 'Business--Insurance.'

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

     Third-party payors, including government health administration authorities, private health care insurers and other organizations regulate the reimbursement of fees related to certain diagnostic procedures or medical treatments. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. While the Company cannot predict what effect the policies of government entities and other third-party payors will have on future sales of the Company's products, there can be no assurance that such policies would not have a material adverse effect on the Company. See 'Business--Products.'

COMPETITION


     Competition relating to the Company's current products is intense and includes various companies, both within and outside of the United States. The Company anticipates that competition for its future products will also be intense and include various companies, both within and outside of the United States. Many of the Company's competitors are large companies with substantially greater financial, sales and marketing, and technical resources, larger and more experienced research and development staffs, more extensive physical facilities and substantially greater experience in obtaining regulatory approvals and in marketing products than the Company. In addition, there can be no assurance that the Company's competitors are not currently developing, or will not attempt to develop, technologies and products that are more effective than those being developed by the Company or that would otherwise render the Company's existing and new technology and products obsolete or uncompetitive. No assurance can be given that the Company will be able to compete successfully. The inability of the Company to compete successfully or the development by the Company's competitors of technology and products that are more effective than those being developed by the Company would have a material adverse effect on the Company. See 'Business--Competition.'


DEPENDENCE ON THIRD-PARTY DISTRIBUTORS


     The Company markets and distributes a significant portion of its CDR(Trademark) systems overseas through third-party independent distributors. From time to time, a limited number of distributors account for a significant portion of the Company's revenues. In 1996, one distributor accounted for 18.0% of the Company's sales. In general, these distributors may discontinue marketing the Company's products with little or no notice. Certain of the Company's distributors also may market products which compete with the Company's products. Additionally, the Company intends to market its current and future products in the United States and its future products overseas through independent third-party distributors. The loss of, or a significant reduction in sales volume through, one or more of the Company's distributors could have a material adverse effect on the Company. See 'Business--Products;--Sales and Marketing.'


UNCERTAINTIES ASSOCIATED WITH INTERNATIONAL MARKETS

     In fiscal 1995, 1996 and 1997, international sales accounted for 27%, 31%, 24%, respectively, of the Company's revenues, and the Company anticipates that international sales will continue to account for a significant percentage of the Company's revenues. International revenues are subject to a number of uncertainties, including the following: agreements may be difficult to enforce and receivables difficult to collect; foreign customers and distributors may have longer payment cycles, foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand in relation to foreign competitors that may achieve advantageous pricing based on the comparative strength of the United States dollar; United States export licenses may be difficult to obtain; and intellectual property rights in foreign countries may be difficult to enforce. Moreover, many foreign countries have their own regulatory approval requirements for the sale of the Company's products. As a result, the Company's introduction of new products into international markets can be costly and time-consuming, and there can be no assurance that the Company will be able to obtain the required regulatory approvals on a timely basis, if at all. There can be no assurance that any of these factors will not have a material adverse effect on the Company.

DEPENDENCE UPON KEY PERSONNEL

     The success of the Company is dependent, in part, upon its ability to hire and retain management, sales and research personnel who are in high demand and are often subject to competing employment opportunities. The inability of the Company to hire or retain key management, sales or research personnel could have a material adverse effect on the Company. In addition, the development of the Company's business has been primarily dependent upon the efforts of David B. Schick, the Company's President and Chief Executive Officer. Although the Company has expanded the depth of the expertise of its personnel, the loss of Mr. Schick or turnover in other management positions could have a material adverse affect on the Company. The Company does not have employment agreements with any of its employees, including Mr. Schick, and there can be no assurance that he or any other key employee will continue to be active with the Company. The Company maintains and is the named insured party under a $1,000,000 life insurance policy on Mr. Schick. There is no assurance that such insurance can be maintained or will be adequate to meet the Company's future needs.

RECENT RAPID GROWTH; ABILITY TO MANAGE GROWTH

     There can be no assurance that the growth experienced by the Company will continue or that the Company will be able to achieve the growth contemplated by its business strategy. Furthermore, there are significant risks, expenses and difficulties associated with managing the operation and sustaining the development of an expanding business. The Company's growth has placed, and will continue to place, significant demands on the Company's financial and other resources. The Company will be required to continually improve operating, financial, and other systems, as well as to train, motivate, and manage its employees. If the Company's management is unable to manage growth effectively or new employees are unable to achieve appropriate levels of performance, it could have a material adverse effect on the Company. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

CONTROL OF THE COMPANY BY CERTAIN STOCKHOLDERS

     Upon the completion of the Offering, the executive officers and directors of the Company will collectively beneficially own 42.8% of the outstanding shares of Common Stock. Accordingly, they may effectively have the ability to elect all of the directors of the Company and determine the outcome of all other matters submitted for the approval of the stockholders. In particular, David B. Schick and members of his immediate family will beneficially own approximately 28.8% of the outstanding shares of Common Stock and, accordingly, may be able to exert significant influence over the Company. See 'Principal Stockholders' and 'Description of Capital Stock.'

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common

Stock. Although the Company has applied for listing of the Common Stock on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be maintained. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the Representatives (as defined herein) and may bear no relationship to the price at which the Common Stock may trade after completion of the Offering. For factors to be considered in determining the initial public offering price, see 'Underwriting.' The market prices for securities of medical technology companies have historically been highly volatile. Future technological innovations or new commercial products, results of clinical testing, changes in regulation, litigation and public concerns as to product safety as well as period-to-period fluctuations in financial performance and fluctuations in securities markets generally could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market prices of many medical technology companies have experienced substantial fluctuations. Such price fluctuations have often been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

POTENTIALLY SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY


     Several factors may significantly affect the Company's revenues, expenses and results of operations from quarter to quarter, including the timing of new product introductions by the Company or its competitors, developments regarding new treatments for osteoporosis, developments in government reimbursement policies, product mix, the ability to supply products to meet customer demand and fluctuations in manufacturing costs. In addition, the Company's CDR(Trademark) products are subject to seasonal variations. Historically, the Company has experienced higher sales growth rates in its first and third fiscal quarters than in its second and fourth fiscal quarters. Consequently, quarterly results of operations can be expected to fluctuate. Such fluctuations in quarterly results of operation could adversely affect the market price of the Common Stock. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'



NEED FOR ADDITIONAL FINANCING


     The Company may require additional outside financing to expand its core technology and develop new products, for working capital and for capital expenditures. There can be no assurance that such financing will be available on acceptable terms or at all. The inability of the Company to obtain such financing could have a material adverse effect on the Company. In addition, the Company may issue additional shares of Common Stock or other securities, whether through public or private offerings. Such offerings would have a dilutive effect on the percentage of ownership in the Company of any holder of shares of Common Stock. See 'Dilution.' In the event the Company is unable to raise necessary additional financing in the future, it may have to curtail its expansion activities.

BROAD DISCRETION OVER USE OF PROCEEDS

     The Company intends to repay the principal of, and accrued interest on, the Merck Loan, to expand its research and development capabilities and to expand its marketing and sales efforts from the proceeds of the Offering. Any remaining balance of the net proceeds will be applied to general corporate and working capital purposes. Due to the number and variability of factors that will be analyzed before the Company determines how to use such net proceeds, the Company will have broad discretion in allocating a significant portion of the net proceeds without any notice to or approval of stockholders. Accordingly, investors will not have the opportunity to evaluate the business, financial and other relevant information which will be considered by the Company in determining the application of such net proceeds. Pending their use for specific business purposes, the net proceeds of the Offering will be invested in short-term, investment grade, interest bearing securities. Such investments may result in the Company obtaining lower yields on the funds than might be achievable in the securities markets generally. See 'Use of Proceeds.'

DILUTION

     Based upon the net tangible book value of the Company at March 31, 1997, purchasers of Shares will experience immediate and substantial dilution of $12.76 (79.8%) in net tangible book value per Share. Purchasers of Shares will experience additional dilution if outstanding options and warrants are exercised. See 'Dilution.'

DIVIDEND POLICY

     The Company does not intend to declare or pay cash dividends on the Common Stock in the foreseeable future. See 'Dividend Policy.'

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

     The Company's Certificate of Incorporation and its By-Laws and certain sections of the General Corporation Law of the State of Delaware (the 'DGCL') contain provisions concerning voting, issuance of preferred stock, removal of officers and directors and other matters which may have the effect of discouraging, delaying or preventing a change in control of the Company. In particular, Section 203 of the DGCL prohibits an 'interested stockholder' of a Delaware corporation from engaging in a business combination with such Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions. See 'Description of Capital Stock.'

SHARES ELIGIBLE FOR FUTURE SALE


     Upon the closing of the Offering, the Company will have outstanding 9,707,231 shares of Common Stock (9,969,731 shares, if the over-allotment option is exercised in full). In addition, the Company has reserved 1,087,870 shares of Common Stock for issuance upon the exercise of the Warrants, options granted under the Option Plans and options granted prior to the implementation of the Option Plans. The Company intends to register all of the reserved shares under the Option Plans for resale to the public. Of such 9,707,231 shares, the Shares will be freely tradeable in the United States without restriction under the Securities Act, except that shares purchased by an 'affiliate' of the Company, within the meaning of the rules and regulations adopted under the Securities Act, may be subject to resale restrictions. The remaining 7,957,231 outstanding shares of Common

Stock and any of the shares issued upon the exercise of the Warrants or pursuant to the Option Plans or upon the exercise of options granted prior to the implementation of the Option Plans may not be resold except pursuant to an effective registration statement or Rule 144 or some other exemption from registration under the Securities Act. Subject to the restrictions described below, the one-year holding period under Rule 144 for 7,384,516 of such remaining shares of Common Stock has expired and such shares are immediately available for resale pursuant to Rule 144. The one-year holding period under Rule 144 for 438,671, 65,493 and the remaining 68,551 shares will expire on July 30, 1997, August 29, 1997 and February 18, 1998, respectively. The Company and each of its executive officers and directors have agreed that, for a period of 180 days after the date of this Prospectus, they will not sell or otherwise dispose of any shares of Common Stock without the prior written consent of Lehman Brothers Inc. In addition, pursuant to the terms of the By-Laws, no shares of the Company's Common Stock held immediately prior to the date of this Prospectus may be, directly or indirectly, offered for sale, sold or otherwise disposed of for a period of 180 days after the date of this Prospectus without the prior written consent of the Company. The Company has agreed that no such consent will be given without the prior written consent of Lehman Brothers Inc. In addition, pursuant to the terms of the Option Plans and the Warrants, any shares of Common Stock issuable upon the exercise of Options or Warrants will not be transferable for a period of 180 days after the date of this Prospectus without the prior written consent of the Company. The Company has agreed that no such consent will be given without the prior written consent of Lehman Brothers Inc. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See 'Shares Eligible for Future Sale' and 'Underwriting.'

                                  THE COMPANY


     The Company's business was founded in 1992 by David B. Schick, Chairman of the Board, Chief Executive Officer and President of the Company, Jonathan Singer, Vice President--Engineering and Daniel Neugroschl, Vice President--Operations and Advanced Development. Prior to June 4, 1997, the Company's business was conducted by Schick Technologies, Inc., a New York corporation. In April 1997, a new corporation, Schick Technologies, Inc., and its wholly owned subsidiary, STI Acquisition Corp. ('STI'), were formed under the DGCL for the purpose of forming a holding company and changing the state of incorporation of the Company. Effective June 4, 1997, the existing New York corporation merged with STI and was the survivor of such merger. As a result of such merger, the shareholders, warrantholders and optionees of the existing New York corporation became stockholders, warrantholders and optionees of the new Delaware corporation (which is the issuer of the Shares), and the existing New York corporation became a wholly owned subsidiary of the new Delaware corporation. In connection with such merger, shareholders of the existing New York corporation received 2.8 shares of Common Stock of Schick Technologies, Inc., the new Delaware corporation, for each share of common stock of the existing New York corporation held by such shareholders immediately prior to the merger and other adjustments were made so that the Option Plans, Certificate of Incorporation, By-Laws and Warrants conform to the description thereof contained herein.


     The Company's principal executive offices are located at 31-00 47th Avenue, Long Island City, New York 11101. Its telephone number is (718) 937-5765 and its World Wide Web address is http://www.schicktech.com. Information posted on the Company's Web site does not constitute a part of this Prospectus.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the Offering (assuming an initial public offering price of $16.00 per share) are estimated to be approximately $25.4 million ($29.3 million, if the over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company.

     The Company intends to use the net proceeds from the Offering primarily to:
(i) repay the principal of the Merck Loan (as defined below) in the amount of $1,512,833 and accrued interest thereon which, at March 31, 1997, totaled $101,654, (ii) expand its research and development capabilities; and (iii) expand its marketing and sales efforts. Any remaining balance of the net proceeds will be applied to working capital and general corporate purposes. Pending such uses, the Company intends to invest the net proceeds in short-term, investment grade, interest bearing securities.



     On August 7, 1996, the Company entered into a secured term loan agreement with Merck (the 'Merck Agreement') pursuant to which Merck loaned approximately $1.5 million to the Company (the 'Merck Loan'). Although the maturity date of the Merck Loan is February 7, 1999, under its terms the Company is required to prepay the Merck Loan in full upon the effectiveness of the Registration Statement (as defined in 'Additional Information'). Interest on the Merck Loan accrues at a rate of two percentage points above the prime rate as reported in The Wall Street Journal (adjusted annually). At March 31, 1997, the interest rate on the Merck Loan was 10.25%. The Merck Loan is secured by a pledge of the Company's inventory and accounts receivable. The proceeds from the Merck Loan have been used by the Company for the development of accuDEXA(Trademark) and to obtain any necessary regulatory approvals. See 'Business--Merck Agreement.'


     From time to time, the Company evaluates potential acquisitions of businesses and product lines which would complement or enhance the business of the Company. Depending on the cash requirements of any such acquisitions, the Company may finance such acquisitions, in whole or in part, with a portion of the net proceeds of the Offering. The Company, however, has no present understanding, commitment or agreement with respect to any acquisition. There can be no assurance that any such acquisition will occur.

                                DIVIDEND POLICY


     The Company has not declared or paid any cash dividends on the Common Stock since its formation. The Company currently intends to retain future earnings to finance the operations and expansion of its business and, accordingly, does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Company is in preliminary negotiations with various senior lenders to obtain a credit facility, which may prohibit or restrict the payment of dividends or other distributions by the Company to its stockholders. In addition, the Merck Loan contains provisions restricting the Company's ability to pay cash dividends, which restriction shall no longer apply upon prepayment by the Company of the Merck Loan. Subject to any such limitations, the payment of cash dividends on the Common Stock will be within the sole discretion of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, applicable requirements of the DGCL, general economic conditions and other factors considered relevant by the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the actual cash and cash equivalents and capitalization of the Company at March 31, 1997, and as adjusted to give effect to the sale of the Shares (assuming an initial public offering price of $16.00 per share), less estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company, and the initial application of the estimated net proceeds therefrom as described in 'Use of Proceeds.' This table should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operation' and the financial statements and accompanying notes which appear elsewhere in the Prospectus.


                                                         MARCH 31, 1997
                                                  -----------------------------
                                                    ACTUAL       AS ADJUSTED(3)
                                                  -----------    --------------
Cash and cash equivalents......................   $ 1,710,429     $  25,535,942
                                                  -----------    --------------
                                                  -----------    --------------

Debt (including current portion):
  Notes payable................................   $ 1,512,833     $          --
  Accrued interest on notes payable............       101,654                --
  Capital lease obligations....................       109,191           109,191
                                                  -----------    --------------
     Total debt................................     1,723,678           109,191

Stockholders' equity:
  Preferred Stock, $.01 par value; 2,500,000
     shares authorized; no shares issued or
     outstanding...............................
  Common Stock, $.01 par value; 25,000,000
     shares authorized; 7,957,231 shares issued
     and outstanding; 9,707,231 issued and
     outstanding as adjusted(1)(2).............        79,572            97,072
  Additional paid-in capital...................     7,562,766        32,950,266
  Accumulated deficit..........................    (1,555,359)       (1,555,359)
                                                  -----------    --------------
     Total stockholders' equity................     6,086,979        31,491,979
                                                  -----------    --------------
       Total capitalization....................   $ 7,810,657     $  31,601,170
                                                  -----------    --------------
                                                  -----------    --------------


------------------------

(1) Excludes (i) 470,400 shares of Common Stock reserved for issuance upon the exercise of options under the 1996 Employee Stock Option Plan, under which options covering 74,953 shares at a weighted average exercise price of $7.14 per share are outstanding (see 'Management--1996 Employee Stock Option Plan'), (ii) 35,000 shares of Common Stock reserved for issuance upon the exercise of options under the Directors Stock Option Plan, of which none have been granted (see 'Management--Directors Stock Option Plan'), (iii) 526,470 shares of Common Stock reserved for issuance upon the exercise of the Warrants at exercise prices ranging from $7.86 to $8.93 per share and
    (iv) 56,000 shares reserved for issuance upon the exercise of options, which were granted prior to the implementation of the 1996 Employee Stock Option Plan at an exercise price of $1.79 per share. See 'Description of Capital Stock--Warrants'.



(2) Reflects the restructuring and recapitalization effected on June 4, 1997, described in Note 15 to the financial statements.


(3) As adjusted to give effect to (i) the sale of the Shares, net of expenses, at an assumed initial public offering price of $16.00 per share and (ii) the repayment of the Merck Loan in the principal amount of $1,512,833 and accrued but unpaid interest thereon. See 'Use of Proceeds.'

                                    DILUTION

     Dilution is the amount by which the initial public offering price paid by the purchasers of the Shares will exceed the net tangible book value per share of Common Stock after the Offering. The net tangible book value per share of Common Stock is determined by subtracting the total liabilities of the Company from the total book value of the tangible assets of the Company and dividing the difference by the number of shares of Common Stock deemed to be outstanding on the date as of which such book value is determined.


     At March 31, 1997, the net tangible book value of the Company was $6,051,979 and the net tangible book value per share of Common Stock was $0.76. Assuming that the sale of the Shares had occurred on March 31, 1997 at an initial public offering price of $16.00 per Share and payment of estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company, the pro forma net tangible book value of the Company at March 31, 1997 would have been $31,491,979, or $3.24 per share of Common Stock. See 'Capitalization.' This represents an immediate increase in net tangible book value of $2.48 per share held by existing stockholders and an immediate dilution in net tangible book value of $12.76 per share to the purchasers of the Shares. The immediate dilution to the purchasers of the Shares is illustrated in the following table:



Assumed initial public offering price per share...            $ 16.00
  Net tangible book value per share at March 31,
     1997.........................................   $0.76
  Increase attributable to purchase of shares in
     the Offering.................................    2.48
                                                     -----
Pro forma net tangible book value per share after

  the Offering(1).................................               3.24(2)
                                                              -------
Dilution per share to purchasers of the Shares....            $ 12.76(2)
                                                              -------
                                                              -------


     The following table sets forth, on a pro forma basis at March 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by purchasers of the Shares (assuming an initial public offering price of $16.00 per share) before deducting the estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company:


                                     SHARES                   TOTAL
                                   PURCHASED              CONSIDERATION          AVERAGE
                              --------------------    ----------------------      PRICE
                               NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                              ---------    -------    -----------    -------    ----------
Existing stockholders......   7,957,231      82.0%    $ 7,284,800      20.7%    $     0.92
Purchasers of the Shares...   1,750,000      18.0      28,000,000      79.3          16.00
                              ---------    -------    -----------    -------
  Total....................   9,707,231     100.0%    $35,284,800     100.0%          3.63
                              ---------    -------    -----------    -------
                              ---------    -------    -----------    -------



     The preceding tables do not give effect to the exercise of Warrants, stock options granted prior to the implementation of the Option Plans or stock options granted under the Option Plans outstanding on the date hereof. To the extent that Warrants, stock options granted prior to the implementation of the Option Plans or stock options granted under the Option Plans outstanding on the date hereof are exercised, there will be further dilution to purchasers of the Shares. See 'Management--1996 Employee Stock Option Plan; --Directors Stock Option Plan' and 'Description of Capital Stock--Warrants.'


------------------

(1) Pro forma net tangible book value per share after the Offering gives effect to (i) the sale of the Shares, net of expenses, at an assumed initial offering price of $16.00 and (ii) the repayment of the Merck Loan in the principal amount of $1,512,833 and accrued but unpaid interest thereon.
    See 'Use of Proceeds.'

(2) If the Underwriter's over allotment option is exercised in full, the pro forma net tangible book value per share would be $3.55 and the dilution per share to purchasers of the shares would be $12.45. See 'Underwriting.'

                            SELECTED FINANCIAL DATA

     The selected financial data presented below for, and at the end of, each of the years in the three year period ended March 31, 1997 are derived from the financial statements of the Company, which have been audited by Price Waterhouse LLP, independent accountants and are included elsewhere in this Prospectus. The selected financial data set forth below as of and for the year ended March 31, 1994 are derived from audited financial statements not included in this Prospectus. The selected financial data set forth below as of and for the year ended March 31, 1993 are derived from unaudited financial statements. In the opinion of management, the unaudited financial statements include all material adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the period. The data presented below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the financial statements and accompanying notes appearing elsewhere in this Prospectus.

                                                         YEAR ENDED MARCH 31,
                                -----------------------------------------------------------------------
                                   1993           1994           1995           1996           1997
                                -----------    -----------    -----------    -----------    -----------
                                (UNAUDITED) (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue, net...............   $        --    $        29    $     2,726    $     6,804    $    16,101
  Cost of sales..............            --             14          1,501          3,343          8,021
                                -----------    -----------    -----------    -----------    -----------
     Gross profit............            --             15          1,225          3,461          8,080
                                -----------    -----------    -----------    -----------    -----------
  Operating expenses:
     Selling and marketing...            --            158            517          1,620          4,961
     General and
       administrative........           166            121            560          1,388          2,088
     Research and
       development...........           247            393            150            458          1,418
                                -----------    -----------    -----------    -----------    -----------
     Total operating
          expenses...........           413            672          1,227          3,466          8,467
                                -----------    -----------    -----------    -----------    -----------
  Loss from operations.......          (413)          (657)            (2)            (5)          (387)
  Total other income
     (expense)...............             2              1            (22)          (108)            35
                                -----------    -----------    -----------    -----------    -----------
     Net loss................   $      (411)   $      (656)   $       (24)   $      (113)   $      (352)

                                -----------    -----------    -----------    -----------    -----------
                                -----------    -----------    -----------    -----------    -----------
  Net loss per common
     share(1)(2).............   $     (0.08)   $     (0.10)   $        --    $     (0.02)   $     (0.04)
                                -----------    -----------    -----------    -----------    -----------
                                -----------    -----------    -----------    -----------    -----------
  Weighted average common
     shares
     outstanding(1)(2).......     4,891,784      6,370,095      7,050,798      7,219,385      8,124,787
                                -----------    -----------    -----------    -----------    -----------
                                -----------    -----------    -----------    -----------    -----------


                                                         MARCH 31,
                                   ------------------------------------------------------
                                      1993         1994       1995       1996       1997
                                   -----------    -------    -------    -------    ------
                                   (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.....      $ 153       $    25    $   128    $   525    $1,710
  Working capital...............         98           (33)        35      1,240     5,518
  Total assets..................        190           321      1,615      4,395    11,060
  Total liabilities.............         54           196      1,289      3,026     4,973
  Accumulated deficit...........       (411)       (1,067)    (1,091)    (1,203)   (1,555)
  Stockholders' equity..........        136           124        326      1,369     6,087


------------------
(1) For information concerning the computation of net loss per share and weighted average number of common shares outstanding, see Note 2 to the financial statements.


(2) Reflects the restructuring and recapitalization effected on June 4, 1997, described in Note 15 to the financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company designs, develops and manufactures digital imaging systems and devices for the dental and medical markets. In the field of dentistry, the Company has developed, and currently manufactures and markets, an intra-oral digital radiography system. The Company has also developed a bone mineral density measurement device to assist in the diagnosis of osteoporosis, which is scheduled to be introduced in the second half of 1997, pending FDA marketing clearance. In addition, the Company is developing large-area radiographic imaging devices for digital mammography.

     From its inception in April 1992 through March 1994, the Company was primarily engaged in product development and product testing, and the establishment of strategic relationships with vendors. The Company also undertook a marketing analysis of the dental market and developed its marketing strategy. The Company incurred cumulative losses during this period of $1.1 million.

     In March 1994, after receiving FDA 510(k) marketing clearance, the Company began marketing and selling its CDR(Trademark) system. The Company's revenues are primarily derived from sales of its CDR(Trademark) products and, to a lesser extent, from sales of its CDRCam(Trademark) and extended warranties on the CDR(Trademark) products. The Company recognizes revenue on its CDR(Trademark) products at the time of shipment to its customers. Revenues from the sales of extended warranties are recognized on a straight-line basis over the life of the extended warranty which is generally a one-year period. The Company utilizes a direct sales force for sales of its products within the United States. International sales are made through a network of independent foreign distributors. In fiscal 1995, fiscal 1996 and fiscal 1997, sales to customers within the United States were approximately 73%, 69% and 76% of total revenues, respectively. The Company's international sales are made primarily to distributors in Western Europe, Russia, Australia and South America. The Company intends to expand its business in other international markets, including Asia. All of the Company's sales are denominated in United States dollars.


     Cost of sales consists of raw materials and computer components, manufacturing labor, facilities overhead, product support, warranty costs and installation costs. The Company procures semiconductor wafers, a significant component of its products, from a single supplier. The Company believes that sourcing from a single supplier provides certain competitive advantages to the Company. However, an interruption of this supply could have a material adverse effect on the Company's results of operations. See 'Risk Factors--Dependence on Key Suppliers; Volatility of Semiconductor Market.' The Company believes that cost of sales as a percentage of revenues in future periods will decrease due to the introduction of new products and manufacturing technologies, and higher manufacturing volumes of its existing products. However, as the Company introduces new products, cost of sales may initially be a higher percentage of net revenues until certain production efficiencies can be achieved.



     Operating expenses include selling and marketing expenses, general and administrative expenses and research and development expenses. Selling and marketing expenses consist of salaries, advertising, promotional and sales events expenses. General and administrative expenses include executive salaries, professional fees, facilities, overhead, accounting and human resources, and general office administration expenses. Research and development expenses are comprised of salaries, facilities overhead and testing materials used for basic scientific research and the development of new and improved products and their uses. All research and development costs, including software development costs associated with new products and product enhancements, have been expensed as incurred. While the Company continues to expand its selling and marketing activities, develop new products and enhance existing products, it anticipates that its operating expenses as a percentage of revenues will decrease.

RESULTS OF OPERATIONS

     The following table sets forth, for the fiscal years indicated, certain items from the Statement of Operations Data expressed as a percentage of net revenues:

                                  YEAR ENDED MARCH 31,
                                 -----------------------
                                 1995     1996     1997
                                 -----    -----    -----
Revenue, net..................   100.0%   100.0%   100.0%
Cost of sales.................    55.1     49.1     49.8
                                 -----    -----    -----
Gross profit..................    44.9     50.9     50.2
Operating expenses:
  Selling and marketing.......    19.0     23.8     30.8
  General and
     administrative...........    20.5     20.4     13.0
  Research and development....     5.5      6.7      8.8

Fiscal Year Ended March 31, 1997 as Compared to Fiscal Year Ended March 31, 1996

     Net revenues increased 136.6% to $16.1 million in fiscal 1997 from $6.8 million in fiscal 1996. This increase was attributable principally to an increase in the number of CDR(Trademark) products sold which was positively affected by the Company's increased expenditures on sales and marketing, personnel recruiting, selling events and other promotional activities. The Company believes that net revenues will continue to increase as the Company sells more CDR(Trademark) products and introduces new products.


     Cost of sales increased 139.9% to $8.0 million (49.8% of net revenues) in fiscal 1997 from $3.3 million (49.1% of net revenues) in fiscal 1996. Cost of sales as a percentage of revenues was relatively stable in fiscal 1997 as improved manufacturing efficiencies and fixed overhead utilization were partially offset by increases in the cost of certain computer components of the CDR(Trademark) system as well as increased customer service costs. In addition, in fiscal 1997, the Company recognized a non-recurring charge of approximately $114,000 related to excess inventory of a specific component of its CDR(Trademark) system.

     Selling and marketing expenses increased 206.3% to $5.0 million (30.8% of net revenues) in fiscal 1997 from $1.6 million (23.8% of net revenues) in fiscal 1996. This increase was attributable principally to the hiring and training of new salespeople as the Company completed the establishment of its national sales force. In addition, the Company significantly increased its promotional activities to create greater market awareness, and developed market strategies for new products.

     General and administrative expenses increased 50.4% to $2.1 million (13.0% of net revenues) in fiscal 1997 from $1.4 million (20.4% of net revenues) in fiscal 1996. This decrease as a percentage of revenues was attributable principally to increases in sales of the Company's products and partially offset by growth in administrative expenditures. This decrease was partially offset by an increase in legal fees associated with certain patent infringement litigation in the amount of $509,000.

     Expenses for research and development in fiscal 1997 increased 209.5% to $1.4 million (8.8% of net revenues) from $458,000 (6.7% of net revenues) in fiscal 1996. This increase was attributable principally to increased research and development expenses associated with the development of a bone mineral density measurement device and enhancements to the CDR(Trademark) system, as well as the CDRCam(Trademark), and initial development of a mammography system. All research and development costs are expensed as incurred.

     Interest income increased to $196,000 in fiscal 1997 from $15,000 in fiscal 1996. This increase was due to higher cash balances and investments in interest-bearing securities which were purchased from the proceeds of the May 1996 equity private placement and from the proceeds of the convertible promissory notes issued by the Company in connection with a June 1995 private placement (the '12.5% Notes Payable'). Interest expense increased to $161,000 in fiscal 1997 from $123,000 in fiscal 1996. Interest expense was attributable principally to the Merck Loan and the 12.5% Notes Payable prior to their conversion into Common Stock at various dates in fiscal 1997.

Fiscal Year Ended March 31, 1996 Compared to Fiscal Year Ended March 31, 1995


     Net revenues increased 149.6% to $6.8 million in fiscal 1996 from $2.7 million in fiscal 1995. This increase was due primarily to an increase in the number of CDRTM systems sold which was positively affected by the Company's increased expenditures for sales and marketing personnel, selling events and other promotional activities. Furthermore, during the second half of fiscal 1995, the Company established relationships with additional international distributors. As a result, foreign revenues as a percentage of net revenues increased to 31.5% in fiscal 1996 from 27.0% in fiscal 1995.


     Cost of sales increased 122.8% to $3.3 million (49.1% of net revenues) in fiscal 1996 from $1.5 million (55.1% of net revenues) in fiscal 1995. This decrease as a percentage of net revenues was primarily due to increased manufacturing efficiencies, and increased production yields and economies of scale generated by an increase in the number of CDR(Trademark) products sold, which was partially offset by an increase in the price of semiconductor wafers.


     Selling and marketing expenses increased 213.3% to $1.6 million (23.8% of net revenues) in fiscal 1996 from $517,000 (19.0% of net revenues) in fiscal 1995. This increase was attributable principally to the hiring of additional personnel and support staff in connection with the Company's establishment of its national sales force.


     General and administrative expenses increased 147.9% to $1.4 million (20.4% of net revenues) in fiscal 1996 from $560,000 (20.5% of net revenues) in fiscal 1995. Such increase was principally attributable to the hiring of additional administrative personnel and legal fees associated with certain patent infringement litigation.


     Research and development expenses increased 206.2% to $458,000 (6.7% of net revenues) in fiscal 1996 from $150,000 (5.5% of net revenues) in fiscal 1995. This increase was primarily due to efforts to enhance existing products and early-stage research in connection with products under development.

     Interest expense increased to $123,000 in fiscal 1996 from $22,000 in fiscal 1995, primarily due to the 12.5% Notes Payable.

QUARTERLY RESULTS OF OPERATIONS; SEASONALITY

     The following table sets forth certain unaudited quarterly financial information for each of the eight quarters in the period ended March 31, 1997. This information has been presented on the same basis as the audited financial statements appearing elsewhere in this Prospectus and in the opinion of the Company, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the unaudited quarterly results. The quarterly results should be read in conjunction with the audited financial statements of the Company and related notes thereto included elsewhere in the Prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period. In addition, the Company's CDR(Trademark) products are subject to seasonal variations. Historically, the Company has experienced higher sales growth rates in its first and third fiscal quarters than its second and fourth fiscal quarters.



                                                                     THREE MONTHS ENDED
                               ----------------------------------------------------------------------------------------------
                               JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,
                                 1995        1995         1995        1996        1996        1996         1996        1997
                               --------    ---------    --------    --------    --------    ---------    --------    --------
                                                                 (IN THOUSANDS, UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue, net.................   $1,267      $ 1,290      $2,016      $2,231      $2,627      $ 3,160      $4,954      $5,360
Cost of sales................      588          627         990       1,139       1,440        1,631       2,360       2,590
                               --------    ---------    --------    --------    --------    ---------    --------    --------

Gross profit.................      679          663       1,026       1,092       1,187        1,529       2,594       2,770

Gross profit margin..........    53.6%        51.4%       50.9%       49.0%       45.2%        48.4%       52.4%       51.7%

Operating expenses...........      564          586         918       1,398       1,483        1,827       2,592       2,565
                               --------    ---------    --------    --------    --------    ---------    --------    --------

Income (loss) from
  operations.................      115           77         108        (306)       (297)        (297)          3         205

Net (loss) income............      103           57          59        (332)       (317)        (294)         20         239

     The Company may in the future experience significant quarter-to-quarter fluctuations in its results of operations, which may result in volatility in the price of the Company's Common Stock. Quarterly results of operations may fluctuate as a result of a variety of factors, including the demand for the Company's products, the introduction of new or enhanced products by the Company or its competitors, market acceptance of new products, the timing of significant marketing programs, the commencement of new product development programs, the extent and timing of the hiring of additional personnel, competitive conditions in the industry and general economic conditions. Due to the foregoing factors, it is likely that in one or more future quarters the Company's operating results will be below the expectations of public market analysts and investors. Such an event could have a material adverse effect on the price of the Common Stock.

LIQUIDITY AND CAPITAL RESOURCES


     The Company had an accumulated deficit of $1.6 million at March 31, 1997 and has not yet generated positive cash flow from operations in any fiscal year. The Company has financed its operations to date primarily through five private placements of debt and equity securities and cash generated from product sales. At March 31, 1997, the Company had $1.7 million in cash and cash equivalents, $2.3 million in short-term investments and $5.5 million in working capital. The Company undertook financing activities which provided it with $5.3 million in fiscal 1997, comprised of $4.3 million from the Company's May 1996 equity private placement and $1 million of proceeds from the issuance of a long-term note to Merck. Cash utilized in operations amounted to $273,000 in fiscal 1997 and $737,000 in fiscal 1996. Cash used for capital expenditures amounted to $1.1 million for fiscal 1997 and $570,000 for fiscal 1996. The increase was due primarily to the purchase of upgraded production equipment, leasehold improvements and the acquisition of additional office equipment due to increased staffing levels. As the Company introduces new products, it expects to invest in additional production equipment and leasehold improvements.


     The Company's funds are currently invested in money market instruments and United States Treasury and government agency interest-bearing obligations. Such investments reflect the Company's current policy regarding the investment of liquid assets, which is to seek a reasonable rate of return while emphasizing safety, liquidity and preservation of capital.

     The Company believes that its existing capital resources are adequate to meet its cash requirements for the foreseeable future. There can be no assurance, however, that changes in the Company's plans or other events affecting the Company's operations will not result in accelerated or unexpected cash requirements. The Company's future capital requirements will depend on numerous factors, including (i) the progress of its research and product development programs, including clinical studies, (ii) the effectiveness of product commercialization activities and marketing agreements, including the development and progress of sales and marketing efforts and manufacturing operations, (iii) the ability of the Company to maintain existing distributor agreements and establish and maintain new distributor agreements, (iv) the costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights, including lawsuits involving Trophy S.A. and Radworks, and complying with regulatory requirements, (v) the effect of competing technological and market developments and (vi) general economic conditions. If the net proceeds of the Offering, together with the Company's currently available funds and internally generated cash flow, are not sufficient to satisfy its financing needs, the Company will be required to seek additional funding through bank borrowings and additional public or private sales of its securities, including equity securities, or through other arrangements with marketing partners. Although the Company has no credit facility or other committed sources of capital, it is engaged in preliminary discussions with various senior lenders regarding a line of credit. There can be no assurance that additional funds, if required, will be available to the Company on favorable terms, if at all. See 'Risk Factors--Need For Additional Financing' and 'Use of Proceeds.'

     The Company does not anticipate a material cash requirement for income taxes in fiscal 1997. At March 31, 1997, the Company's net operating loss carryforward was $560,000, portions of which begin to expire in 2008.


     The relatively moderate rate of inflation over the past several years has not had a material impact on the Company's revenues or profitability.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation Plans' ('SFAS 123'), was issued in October 1995. SFAS 123 was adopted by the Company in fiscal 1997. As permitted by SFAS 123, the Company plans to continue to use Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees,' in accounting for its stock options. Certain pro forma and other information is disclosed in the annual financial statements as if the Company had measured compensation costs in a manner consistent with SFAS 123.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, 'Earnings per Share' ('SFAS 128'), which requires presentation of basic earnings per share ('Basic EPS') and diluted earnings per share ('Diluted EPS') by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). SFAS 128 also requires a presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of those securities in a public market. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earning. SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. The Company does not believe that the effect on the Company's earnings per share resulting from the adoption of SFAS 128 will be material.

                                    BUSINESS


     Schick Technologies, Inc. designs, develops and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high resolution radiographs with reduced levels of radiation. In the field of dentistry, the Company has developed, and currently manufactures and markets, the leading intra-oral digital radiography system. The Company has also developed an inexpensive and easy to operate bone mineral density ('BMD') measurement device to assist in the diagnosis of osteoporosis. This device is scheduled for introduction in the second half of 1997, pending FDA marketing clearance, and will be sold for use in primary care physicians' offices. In addition, the Company is developing large-area radiographic imaging products for digital mammography, additional medical applications and selected industrial markets using its proprietary technology.



     The Company's CDR(Trademark) computed dental radiography imaging system was introduced in March 1994 and has become the leading product in its field. As of March 31, 1997, the Company had sold over 3,200 CDR(Trademark) systems for use in dental offices, hospitals and universities. The CDR(Trademark) system produces instant, full size, high resolution dental x-ray images on a color computer monitor, without film or the need for chemical development, and with a radiation dose that is approximately 10% of that required for conventional x-ray film. The CDR(Trademark) system uses an intra-oral sensor to capture the x-ray image. Once captured, the x-ray image is transmitted to a computer where it is permanently stored as part of the patient's x-ray records and can be analyzed using diagnostic software developed by the Company. The Company's CDRCam(Trademark), an intra-oral camera which fully integrates with the CDR(Trademark) system, was introduced in early 1997. The Company believes that the potential market for dental digital radiography products exceeds $4 billion.


     The Company believes that its accuDEXA(Trademark) device measures BMD more quickly, accurately and easily than any comparable BMD measurement device currently on the market with a minimal radiation dosage. The device is a highly precise point-of-treatment diagnostic tool for use in the primary care physician's office as part of a patient's regular physical examination. In connection with the development of accuDEXA(Trademark), the Company entered into an agreement with Merck pursuant to which Merck agreed to provide the Company with financing and to develop certain clinical protocols. See '--Merck Agreement.' The Company filed its 510(k) application with the FDA in May 1997 and, pending FDA marketing clearance, the Company plans to introduce this product in the second half of 1997. The Company believes that the potential market for the accuDEXA(Trademark) exceeds $3 billion.


     The Company is developing a digital mammography sensor which it believes will offer high quality diagnostic capability at a substantially lower cost than other available devices. The Company intends to produce an 8 x 8 cm 'spot' mammography sensor prototype by the end of 1997, and, subsequently, a 24 x 30 cm 'full field' sensor. The Company is also developing digital imaging products for additional medical and industrial applications.



     The Company's CDR(Trademark) dental products are sold in the United States, via its direct sales force, and abroad, via independent regional distributors. The Company has also entered into an OEM sales agreement with HSI, pursuant to which HSI will sell the CDR(Trademark) system under its own trade name. The Company intends to sell accuDEXA(Trademark) through a direct sales force and established independent distributors and manufacturers of medical and radiological equipment. The Company has entered into an OEM sales agreement with Norland, by which Norland will sell accuDEXA(Trademark) under its own trade name. The Company intends to sell its mammography devices through established manufacturers in the mammography market. See '--Sales and Marketing.'




     The Company's products are based on its proprietary enhanced CCD and APS imaging technologies. The Company's CDR(Trademark) system is made using an enhanced, low-cost, large-area, high resolution CCD device. APS allows the fabrication of large-area imaging devices with high resolution at a fraction of the cost of traditional technologies. APS technology was originally developed by Cal Tech and is licensed to the Company for a broad range of health care applications. See '--Patents, Trade Secrets and Proprietary Rights.'



     The Company's objective is to be the leading provider of high resolution, low-cost digital radiography products. The Company plans to leverage its technological advantage in the digital imaging field to penetrate a broad range of diagnostic imaging markets. The Company believes that its proprietary technologies and expertise in electronics, imaging software and advanced packaging will enable it to compete successfully in these markets. Key elements of the Company's strategy include (i) expanding market leadership in dental digital radiography through expanded sales channels, further product enhancements, and increased direct sales, OEM and marketing activities; (ii) introducing accuDEXA(Trademark) to the bone densitometry market to aid in the diagnosis of osteoporosis through a combination of direct sales and other distribution channels; (iii) introducing new products based on patented and proprietary APS technology for digital mammography, other medical applications and industrial markets; and (iv) expanding international marketing channels for existing and new products.

INDUSTRY OVERVIEW

  Conventional Radiography

     X-ray imaging, or radiography, is widely used as a basic diagnostic technique in a broad range of medical applications. To produce a conventional radiograph, a film cassette is placed behind the anatomy to be imaged. A generator, which produces high energy photons known as x-rays, is positioned opposite the film cassette. The transmitted x-rays pass through soft tissue, such as skin and muscle, and are absorbed by harder substances, such as bone. These x-rays then form a latent image upon the film. After exposure, the film is passed through a series of chemicals and then dried.

     Film, however, has certain inherent limitations, including the substantial time, operating expense, inconvenience and uncertainty associated with film processing, as well as the cost of disposal of waste chemicals and the need for compliance with environmental regulations. Furthermore, the radiation dosage levels required to assure adequate image quality in conventional film raise concerns regarding the health risks associated with exposure to radiation. Also, conventional film images cannot be electronically retrieved from patient records or transmitted to health care providers or insurance carriers at remote locations, a capability which has become increasingly important in today's managed care environment. While x-ray scanning systems convert x-rays into digital form, they add to the substantial time and expense associated with the use of conventional film and do not eliminate the drawbacks of film processing.

     Digital radiography products have been developed to overcome the limitations of conventional film. These systems replace the conventional film cassette with an electronic receptor which directly converts the incident x-rays to digital images. The first system to employ certain aspects of this technique was Computed Radiography(Trademark) ('CR'), a 'near real time' system, in which a laser scanner reads the x-ray image from a specially designed cassette. While CR allows the images to be electronically displayed and stored, it does not achieve instant results, and employs a large, costly scanning system. Other technologies which allow for instant acquisition of digital x-rays have been developed, including CCD arrays and amorphous silicon panels, neither of which is well suited for imaging large areas due, respectively, to high cost and limited resolution.

  Dental Industry


     Dentists, who generally perform their own radiology work, represent the single largest group of radiologists in the world and the dental industry is, in terms of unit volume, the largest consumer of radiographic products and equipment.


     The Company believes that there is a potential market for approximately 1.1 million digital dental radiography devices worldwide. According to the American Dental Association, there are approximately 150,000 practicing dentists in the United States and each of them, on average, operates 2.5 radiological units, creating a potential market of 375,000 digital dental radiography devices in the United States. In addition, there are approximately 600,000 dentists practicing in the world's major health care markets outside of the United States and each of them, on average, operates 1.25 radiological units, creating a potential market of 750,000 additional devices.

     Dentists have a particularly strong motivation to adopt digital radiography. Radiographic examinations are an integral part of routine dental checkups and the dentist is directly involved in the film development process. The use of digital radiography eliminates delays in film processing, thus increasing the dentist's potential revenue stream and efficiency, and reduces overhead expenses. The use of digital radiography also allows dentists to more effectively communicate diagnosis and treatment plans to patients, which the Company believes has the potential to increase the rate of patients' treatment acceptance and resulting revenues. Finally, the dosage required to produce an intra-oral dental x-ray, which is high when compared with other medical radiographs, can be reduced by up to 90% through the use of digital radiography.


  Osteoporosis Diagnosis

     Measurement of BMD is an essential component in the diagnosis and monitoring of osteoporosis. Osteoporosis is a disease that causes progressive loss of bone mass which, in serious cases, results in bone fractures and even death. Osteoporosis can develop over the course of many years without apparent symptoms, until bone is sufficiently degenerated and fractures occur. The National Osteoporosis Foundation estimates that approximately 200 million people suffer from the disease worldwide, which affects one out of three post-menopausal women and one out of seven men over the age of 75. In the United States, an estimated twenty-five million people suffer from the disease. The total estimated health care cost of osteoporosis in the United States, including indirect costs, is approximately $9.8 billion annually.

     Until recently, osteoporosis was considered neither treatable nor preventable. Prior to 1995, only two drugs were marketed as treatments for osteoporosis in the United States, hormonal replacement therapy and calcitonin, which was only available in an injectable form. Although these therapies have been shown to slow the loss of bone mass, they have not been proven effective in restoring bone mass. In September 1995, the FDA granted Merck clearance to market the drug Fosamax(Registered) for the treatment of osteoporosis in post-menopausal women. Clinical studies have shown that, over a three-year period, Fosamax(Registered) causes an increase in bone mass of 7% - 10% versus placebo and reduces the number of new fractures by approximately 48%. Additional osteoporosis drugs are currently in clinical trials being conducted by companies such as Procter & Gamble, Boehringer-Mannheim, Sanofi, Eli Lilly and Pfizer, and are expected to receive marketing clearance from the FDA within the next several years.


     Because effective treatments are now available and because osteoporosis may be preventable if detected in its early stages, the demand for BMD diagnostic equipment has significantly increased. In the United States, there are approximately 36 million women who are at high-risk for developing osteoporosis. Because of the large population segment which could benefit from BMD testing, the Company believes that there is great demand for a practical, instant, cost effective, precise, compact and easy-to-use BMD testing device for the primary care physician. Primary care physicians consist of internal medicine, family, geriatric and OB/GYN practices. These practices represent approximately 172,000 potential screening sites in the United States alone. Traditional BMD measuring devices have been large, costly and difficult to operate, and are mainly found in large hospitals and diagnostic imaging centers. In 1995, there were fewer than 1,200 such BMD measurement devices in use in the United States.



     The most commonly used technique for assessing BMD is dual energy x-ray absorptiometry ('densitometry' or 'DEXA'). Traditional densitometry machines are large, table-sized units which measure bone density at a number of axial skeletal sites, most commonly the hip and spine. The theoretical precision of DEXA technology is high, creating the ability to monitor slight changes in bone density. Results are available in approximately one hour. Axial sites, however, require complicated positioning and scan times of 15 minutes to one hour, resulting in greater variability of densities and increased radiation. Densitometry machines that are capable of axial scans cost approximately $50,000 to $150,000 and require operation by a trained technician. Due to their cost, axial devices are not practical for use in the primary care market.


     Peripheral densitometry devices, which have recently been introduced into the primary care market, measure BMD of the wrist, forearm, hand and heel, yield results in four to six minutes and cost between $19,000 and $39,000. These devices are based on accepted DEXA methodology and may be placed on a countertop. The Company believes that, since their market introduction in late 1994, over 600 peripheral densitometry devices have been sold worldwide. However, a number of drawbacks have limited their widespread acceptance. These include the necessity of specialized training and high cost relative to the reimbursement rate. In November 1996, the Health Care Finance Administration ('HCFA') changed the reimbursement codes for densitometry, separating them into two categories: axial densitometry, for which the reimbursement amount is currently $121.16 per test, and peripheral densitometry, for which the reimbursement amount is currently $37.57 per test. A number of alternative techniques have been developed which have attempted to address the needs of the
                                       27
primary care market, each of which also has significant drawbacks. These include radiographic absorptiometry ('RA'), which does not provide instant test results; ultrasound, which has limited accuracy and has not been approved for use in the United States; and biochemical markers, which do not reveal absolute bone mass.

  Mammography

     Breast cancer is the leading cause of cancer death among women in the United States between the ages of 40 and 55, and the second leading cause of cancer death among all women in the United States. According to the American Cancer Society, approximately 184,000 new cases of breast cancer were diagnosed and approximately 44,000 women died from the disease in 1996. The annual cost of breast cancer screening and diagnosis in the United States alone is estimated at $6 billion. Successful treatment of breast cancer depends in large part on the early detection of malignant lesions in the breast. According to the National Cancer Institute, the five year survival rate decreases from more than 90% to 72% after the cancer has spread to the lymph nodes, and to 18% after it has spread to other organs such as the lungs, liver or brain.

     Radiographic screening mammography is the standard of care for detecting breast cancer. The American Cancer Society recently issued a policy statement recommending that all women over the age of 40 be tested by mammogram yearly. As a result of increased awareness of the importance of regular screening, the number of women having regular mammograms is rising. Over the past five years, the number of mammograms performed in the United States has increased from 15 million to over 25 million annually, according to American Cancer Society statistics.


     Mammography techniques have not changed significantly over the past 20 years, although slight improvements have been made in x-ray film quality. One major drawback to the use of current mammography systems is their limited ability to image dense breast tissue, typically found in women under the age of 50, resulting in an unduly high rate of 'false positive' test results and the concomitant consequences: unwarranted surgical biopsies, significant cost and great anxiety and concern to the patient. As reported by the American Cancer Society, women under age 50 experience significant incidence of breast cancer, with 23% of breast cancer cases detected in women under age 50.

     Another limitation of conventional mammography is the time and cost required to develop the film. Time is particularly problematic in the case of stereotactic needle biopsies, in which a hollow needle is inserted into the breast to obtain a tissue sample of a suspected lesion. Multiple mammograms must be obtained during the procedure in order to properly position the needle. In 1995, approximately 1,000,000 breast biopsies were performed in the United States, of which approximately 200,000 were stereotactic needle biopsies, up from fewer than 500 in 1990.

     Digital mammography is diagnostically superior to current film-based systems, yielding higher contrast, improved resolution and lower dosage. Digital mammography may be especially useful in screening women under the age of 50 because of its enhanced ability to image the denser breast tissue typically found in younger women. Clinical testing has shown that digital mammography, as compared with non-digital devices, can increase accurate diagnosis by 20%. Digital mammography also provides instant images allowing for real time stereotactic needle biopsies.

     The only digital formats for mammography currently on the market are 'spot' mammography devices, which can depict a 6 x 6 cm region of the breast. These devices are fabricated with CCDs, are limited in size, and cost in excess of $90,000. Because of their limited size, these 'spot' mammography devices are useful for specific operative procedures, such as needle biopsies, but not for general screening and diagnosis. A number of companies have developed prototypes of large area digital systems, using either amorphous silicon or tiled CCD technology. The anticipated price for these units is expected to fall in the $250,000 to $500,000 range, or approximately four to eight times the current cost of standard mammography equipment.

     According to the American College of Radiology, in 1996 there were approximately 14,000 screening mammography machines in the United States, and the Company believes that there were approximately 15,000 additional screening mammography machines in other major health care markets. The market for mammography machines is driven by increased awareness of breast cancer risk, the emphasis on early detection, the growing number of stereotactic needle biopsies and the advancement of digital technology.

PRODUCTS

  Dental Imaging


     The Company's principal revenue-generating product is its CDR(Trademark) computed dental radiography imaging system. The CDR(Trademark) system produces full size, high resolution dental x-ray images instantly on a color computer monitor, without film or the need for chemical development, and with a radiation dose that is approximately 10% of that required for conventional x-ray film. The CDR(Trademark) system uses an intra-oral sensor to capture the x-ray image. Once captured, the x-ray image is transmitted to a computer where it is permanently stored as part of the patient's x-ray records and can be analyzed using powerful diagnostic software developed by the Company.


     The Company's CDR(Trademark) system is easy to operate and can be used with any dental x-ray generator. To produce a digital x-ray image using CDR(Trademark), the dentist selects a sensor of suitable size and places it in the patient's mouth. The sensor converts the x-rays into a digital image which is displayed on the computer monitor within five seconds and automatically stored as part of the patient's clinical records. CDR(Trademark) system software allows the dentist to perform a variety of advanced diagnostic operations on the image. The sensor can then be repositioned for the next x-ray. As the x-ray dose is significantly lower than that required for conventional x-ray film, concern over the potential health risk posed by multiple x-rays is greatly diminished. The process is easy and intuitive, enabling nearly any member of the dental staff to operate the CDR(Trademark) system with minimal training.


     The use of the CDR(Trademark) system offers significant benefits to dentists. The use of digital radiography eliminates delays in, and cost of, film processing, thus increasing the dentist's potential revenue stream and efficiency, and reduces overhead expenses. The use of digital radiography also allows dentists to more effectively communicate diagnosis and treatment plans to patients, which the Company believes has the potential to increase the rate of patients' treatment acceptance and resulting revenues. Finally, the dosage required to produce an intra-oral dental x-ray, which is high when compared with other medical radiographs, can be reduced by up to 90% through the use of the Company's product.


     The Company manufactures image sensors in three sizes which correspond to the three standard size conventional x-ray films. Size 0 measures 27 x 19 x 6 mm and is designed for pediatric use; size 1 measures 42 x 25 x 5 mm and is designed for taking anterior dental images; and size 2 measures 44 x 31 x 5 mm and is designed to take bitewing images. All of the Company's CDR(Trademark) sensors may easily be sterilized using cold solutions or gas.



     In November 1996, the Company received FDA approval to market its innovative new intra-oral camera, the CDRCam(Trademark), and began shipping the product in early 1997. Since then, over 250 orders have been received for the Company's CDRCam(Trademark). CDRCam(Trademark), which the Company believes to be the smallest and most portable intra-oral camera on the market, features a 1/4-inch CCD video camera in a miniature handpiece, includes four focal settings, provides what the Company believes to be the closest macro focus view available and is the first such camera to offer a detachable handpiece without the need for a docking station. CDRCam(Trademark) fully integrates with the CDR(Trademark) system to provide color video images of the structures of the mouth. Since their introduction in 1991, intra-oral cameras have become widely accepted as a dental communication and presentation tool.


     The typical CDR(Trademark) configuration includes a computer, display monitor and size 2 digital sensor, and has a list price of $10,995 in the United States. CDR(Trademark) is also sold in a kit form which includes a digital sensor and an interface board. The Company sells the CDRCam(Trademark) for $3,995 when it is purchased together with the CDR(Trademark) system. Optional accessories, such as a printer and computer network capabilities, increase the list price of the average CDR(Trademark) system sale to approximately $16,500.

     The Company anticipates generating a stream of recurring revenue from its installed base of CDR(Trademark) systems through its line of disposable accessories for the CDR(Trademark) system, including sterile barrier covers and positioning devices.

  Osteoporosis Diagnosis


     The Company has developed an innovative device to measure BMD to assist doctors in the diagnosis of osteoporosis. This low-cost and highly precise diagnostic tool, to be marketed under the trade name accuDEXA(Trademark), measures BMD more quickly, accurately and easily than any comparable product currently on the market, while using a minimal radiation dosage. It is a point-of-treatment tool, designed for use by primary care physicians as an integral part of a patient's regular physical examination. In connection with the development of accuDEXA(Trademark), the Company has entered into an agreement with Merck pursuant to which Merck agreed to provide the Company with financing and to develop certain clinical protocols. See '-- Merck Agreement.'
The Company has filed a 510(k) application with the FDA in order to gain approval for the general use and marketing of the device and, pending FDA marketing clearance, plans to introduce the product in the second half of 1997.



     Based on APS technology, accuDEXA(Trademark) is a small self-contained unit capable of instantly measuring the BMD of a specific portion of the patient's hand, a site which has a high correlation to fracture risk. This device is the first BMD measurement instrument which is virtually automatic, requiring no operator intervention, calibration or interfacing of any kind other than the entry of relevant patient data into a built-in touch sensitive video screen. The device requires no external x-ray generator or computer and it exposes the patient to less than 1% of the radiation of a single conventional dental x-ray dose. To use accuDEXA(Trademark), the patient places his or her hand into a positioner and the device automatically produces two low-dosage instant radiographs. The patient's bone density information is displayed on the screen in less than 25 seconds. The target price for this device is approximately $12,000, making it approximately 50% to 60% less expensive than other peripheral BMD measurement devices on the market. The Company believes that accuDEXA(Trademark)'s turnkey operation, low-cost, small size and instant results make it an attractive product for the primary care physician. In contrast to accuDEXA(Trademark), currently available densitometry machines, including other peripheral densitometry systems, require that a trained operator perform the bone scans. This adds additional expense to the cost of the test and may decrease the test's precision due to possible operator error in positioning and scanning.



     In an independent clinical test conducted at Beth Israel Hospital in Boston, Massachusetts in conjunction with Harvard Medical School, a prototype of accuDEXA(Trademark) has been shown to have an accuracy rate of 99.6%. Testing has also shown that the device has a precision error rate of only 0.5%. The Company anticipates that accuDEXA(Trademark) will qualify for the $37.57 per procedure reimbursement established by HCFA for peripheral measurement devices.


  Mammography Device

     The Company has developed a method of producing high quality digital mammography sensors at a cost which, it believes, will be substantially lower than its competitors' existing and proposed systems. The Company believes that its digital mammography sensors will yield higher contrast, improved resolution and lower radiation dosage than current film based systems, will be especially useful in screening the denser breast tissue typically found in women under the age of 50 and will allow for real time stereotactic needle biopsies. Clinical testing has shown that, in comparison with non-digital devices, digital mammography can increase accurate diagnosis by 20%.

     The Company's proprietary APS technology allows the fabrication of high resolution, large-area devices at low cost. The Company plans to manufacture an 8 x 8 cm sensor by the end of 1997, with a larger full field sensor to follow. The small 'spot' mammography 6 x 6 cm sensors currently available from other companies retail for over $90,000. The prototype full sized sensors which are being developed by these companies are projected to cost $250,000 to $500,000. The Company believes that its mammography sensors will cost substantially less than these products and provide superior image quality.


SALES AND MARKETING

  Dental Products

     Approximately 76% of the Company's sales in fiscal 1997 were made by the Company's direct sales force to the dental industry in the United States. The remaining 24% were export sales to foreign independent distributors. In the United States, the Company utilizes a direct sales system which incorporates dental trade shows and professional seminars, advertisements in dental periodicals, journals and other publications, direct mail and product announcements. The Company employs approximately 40 sales representatives who are located throughout the United States and are organized into six territories. A staff of ten marketing specialists based at the Company's offices in New York supports the direct sales force by planning events and developing promotional and marketing materials. In addition, the Company has an in-house sales program which focuses on universities and continuing education programs. As of April 1, 1997, CDR(Trademark) has been sold to more than 30% of dental schools in the United States. The Company also employs a government sales program to sell directly to the Armed Services, Veterans Administration hospitals, United States Public Health Service and other government-sponsored health institutions.

     In the international market, the Company sells the CDR(Trademark) system via independent regional distributors. There are currently approximately 30 independent CDR(Trademark) dealers, covering over 50 countries. These dealers are recruited based upon relevant experience, reputation and resources. Typically, dealers have contracts of 6 to 12 months, under which they must meet certain predetermined sales levels. A specialized in-house staff provides the foreign distributors with materials, technical assistance and training, both in New York and abroad.


     The Company has recently begun to broaden its sales strategy by negotiating distribution and private-label 'OEM' agreements, both domestically and internationally. The Company has also entered into an OEM sales agreement with HSI, pursuant to which HSI will sell the CDR(Trademark) system under its own trade name. The Company's goal is to utilize its leading position in the industry to secure as many productive sales channels as possible and to rapidly penetrate additional segments of the international market. The Company is currently negotiating agreements with a number of major dental practice management vendors, dental dealers and dental equipment manufacturers.


  Osteoporosis Diagnosis


     The Company's strategy is to sell accuDEXA(Trademark) through a direct sales force and established independent distributors and manufacturers of medical and radiological equipment. The Company has entered into an OEM sales agreement with Norland, pursuant to which Norland will sell accuDEXA(Trademark) under its own trade name. The primary end-users for accuDEXA(Trademark) are expected to be primary care physicians, including OB/GYN practices, and osteopathic and geriatric specialists.


     Pharmaceutical companies are currently involved in wide-scale osteoporosis education and awareness programs targeted at physicians. A number of such companies currently have FDA-approved therapies for the treatment of osteoporosis, including Novartis, Wyeth-Ayerst Laboratories and Merck. Several other companies have additional products which are currently in clinical trials, including Procter & Gamble, Boehringer-Mannheim, Sanofi, Eli Lilly and Pfizer.


     The Company expects that the efforts of pharmaceutical companies to develop medicines and treatment programs will result in the expansion of doctors' involvement in initial screening and routine management of osteoporosis, thereby increasing the market for BMD measurement devices. The Company intends to capitalize on these efforts both in the United States and abroad. Pharmaceutical companies already have devoted significant resources to educating doctors about osteoporosis and BMD measurement devices. The Company intends to pursue arrangements with these companies in order to generate leads for the Company's direct sales force, supplementing the Company's various other direct marketing strategies.

  Mammography Devices

     The Company's sales strategy will be to sell its mammography devices through established manufacturers in the mammography market, typically on an 'OEM' basis. The Company plans to develop customized versions of its 'spot' and 'full-field' sensors which OEM buyers can incorporate into a wide variety of mammography machines. The Company believes that this strategy will allow it to optimize its penetration of the mammography market through utilization of existing distribution channels.

MERCK AGREEMENT


     On August 7, 1996, the Company entered into a secured term loan agreement with Merck (the 'Merck Agreement') pursuant to which Merck loaned the Company approximately $1.5 million to be used for the development, manufacture and marketing of accuDEXA(Trademark). The loan is secured by all of the Company's accounts receivable and inventory. Pursuant to the Merck Agreement, Merck has agreed to provide the Company with an amount equal to 50% of certain clinical and regulatory fees and expenses incurred by the Company in connection with the development of accuDEXA(Trademark). The Company anticipates that this will result in payments by Merck of approximately $175,000 to the Company. Under the terms of the Merck Agreement, upon the effectiveness of the Registration Statement, the Company is required to prepay to Merck all amounts due under the Merck Loan. See 'Use of Proceeds.'


OVERVIEW OF COMPANY TECHNOLOGY

  Digital Radiography Systems

     Digital radiography systems are based upon electronic devices which convert x-ray energy into a machine readable digital format. At the heart of these systems are semiconductor devices, all of which have a number of common characteristics: they are made up of a matrix of picture elements, or pixels; they convert the incident radiation into electrons, which are stored in the pixels; and they have a mechanism for determining how many electrons are present within each pixel after the exposure. The number of electrons in each pixel corresponds to the amount of radiation which entered that pixel. By assigning an intensity value to each pixel based upon the number of electrons collected, an image can be reconstructed for display and storage.

     Because semiconductors are more sensitive to visible light than to x-rays, a 'conversion layer' is typically placed in front of the semiconductor to convert the x-rays into visible light so that they can be more efficiently imaged. This conversion layer is called a scintillator, and is typically a thin coating which is optically coupled to the semiconductor. The resolution of a digital radiography system is determined by a combination of the size of the pixels (the smaller the pixel, the better the resolution), and the quality of the scintillator and its optical coupling to the semiconductor.

  CCDs

     A number of different types of semiconductor sensors exist, the most common of which is the CCD. CCDs have been available since the early 1970s, and are used in a wide range of imaging applications, from low cost consumer products such as camcorders, to sophisticated space based surveillance systems. CCDs are made using microlithographic techniques to create circuit patterns in silicon wafers, and can therefore be designed with very small pixels, resulting in high resolution sensors. However, CCDs require very exacting custom manufacturing standards, and are very sensitive to minute processing fluctuations. As CCDs are made larger, the manufacturing yield typically drops dramatically, due to the sensitive nature of the devices and the presence of random defects in the silicon material. As a result, the price of CCDs is exponentially related to their size, with a doubling of image area resulting in a quadrupling of cost.

     The Company's CDR(Trademark) system is made using an enhanced, low-cost, large-area, high resolution CCD device. This is achieved by combining a simplified manufacturing process with a novel yield-enhancement technique. Using these techniques, the Company has made the only dental sensor large enough to replace conventional intra-oral dental film.

  APS Technology

     In 1992, Cal Tech developed an experimental method of producing high resolution electronic APS using much less expensive CMOS manufacturing techniques. CMOS, which stands for 'complementary metal-oxide-semiconductor,' is an inexpensive and highly refined semiconductor process which is used to make almost all of the world's integrated circuits, such as microprocessors, memories and graphics chips. Unlike CCD processes, which are unique to each manufacturer, CMOS technology is uniform throughout the semiconductor industry. Typical CMOS wafer processing is a fraction of the cost of CCD processing, and CMOS manufacturing yield is much higher.


     In 1994, the Company entered into a cooperative development program with Cal Tech pursuant to which the Company undertook to adapt APS devices for radiographic use. Over a three year period, the Company developed a method to utilize APS technology to produce a CMOS x-ray sensor with image quality equal to that of CCDs. In June 1996, the Company obtained the license to use APS devices for a broad range of health care applications. See '--Patents, Trade

Secrets and Proprietary Rights.' APS technology is currently used in the Company's BMD measurement device.

  Large Area Sensors

     Because CCDs are made from silicon wafers, the maximum size of CCDs is limited by available wafer sizes, typically to about six centimeters square. A number of methods have been developed to overcome this problem and create large area x-ray sensors. One such technique 'tiles' a number of CCD devices together to form a large sensor. However, since CCDs must have an inactive border around the pixels, the resulting sensor has large inactive 'seams' around each CCD. To minimize the border size, the CCDs can be attached to a special optical component, called a reducing fiber optic plate, which expands the active region to beyond the inactive border. While this technique greatly reduces the size of the inactive border, it adds significantly to the cost of the already expensive CCD elements. In addition, the reducing fiber optic plates introduce undesirable image distortion and limit the sensitivity of the device.

     Amorphous silicon detectors provide one alternative to these tiled CCD arrays. These semiconductor devices are made on glass plates rather than on silicon wafers. Detector sizes of up to 20 inches have been achieved using amorphous silicon. However, amorphous silicon cannot utilize the advanced microlithography methods used to produce high resolution CCD devices, and so the pixel sizes are undesirably large and resolution is limited. Also, amorphous silicon sensors are susceptible to readout noise which further reduces image quality.

     In March 1997, the PTO allowed the Company's patent application for a 'Large Area Image Array'. This patent describes a novel method of producing large-area APS devices without the need for reducing fiber optic plates. APS devices cost a fraction of the cost of CCD devices. The Company is currently developing a number of products based on this patent, including 'spot' and 'full field' mammography sensors.

MANUFACTURING


     The Company's products are manufactured at its facility in Long Island City, New York, which includes a 2,300 square foot clean room facility. This facility is subject to periodic inspection by the FDA. The Company has invested in automated and semi-automated equipment for the fabrication and machining of parts and assemblies incorporated in its products. The Company's quality assurance program includes various quality control measures from inspection of raw materials, purchased parts and assemblies through online inspection. See 'Risk Factors--Potential for Product Recall and Product Liability Claims.'



     The Company manufactures most of its custom components itself in order to minimize dependence on suppliers and for quality control purposes. While the

Company does procure certain components from outside sources which, because of the quality of their products, are sole suppliers, it believes that those components could be obtained from additional sources without substantial difficulty, although the need to change suppliers or to alternate between suppliers might cause material delays in delivery or significantly increase the Company's costs. The Company's manufacturing processes are, for the most part, vertically integrated, although selective outsourcing is employed to take advantage of economies of scale at outside manufacturing facilities and to alleviate manufacturing bottlenecks. Certain components used in existing products of the Company, as well as products under development, may be purchased from single sources. See 'Risk Factors--Dependence on Key Suppliers; Volatility of Semiconductor Market.'



COMPETITION

     The health care industry in general, and the market for imaging products in particular, is highly competitive. The Company faces competition and potential competition from a number of companies, many of which have substantially greater financial, marketing and other resources than the Company. The specific competitors are distinct within each of the Company's markets, as described below. The Company competes primarily on the basis of technology, pricing, product features and performance, and believes that its products compete favorably in all such areas. There can be no assurance that the Company will maintain its competitive position against current and potential competitors, especially those with greater resources than the Company.

  Dental Products

     A number of companies currently sell intra-oral digital dental sensors. These include Trophy S.A., Siemens Dental Systems, Regam Medical Systems and Dentsply. None of the competing devices currently on the market is able to produce full size dental images. In addition, Sorodex Corporation sells a storage-phosphor based intra-oral dental system. The CDR(Trademark) system has thus far competed successfully against other products. If other companies enter the digital radiography field, it may result in a significantly more competitive market in the future. Several companies are involved in the manufacture and sale of intra-oral cameras, including Dentsply, Welch-Allyn Co., Henry Schein Co., Ultra-Cam, Air Technics and DMD.

  Osteoporosis Diagnosis

     Norland is currently marketing two peripheral BMD devices which scan the patient's distal forearm and calcaneus (heel), respectively, and Lunar recently announced the introduction of a peripheral densitometry device which scans the heel. A number of companies, including Hologic and Metra Biosystems, are developing ultrasound machines for BMD monitoring. Two companies, Ostex and Metra Biosystems, are developing biochemical markers which indicate the rate at which the body is resorbing (i.e., breaking down) bone. One other potential competitor of the Company's accuDEXA(Trademark) is the Osteogram test, manufactured by CompuMed Inc., a peripheral screening test employing RA technology, conventional hand x-rays and computer analysis.

  Mammography Devices

     The companies in the digital mammography market include the following manufacturers of traditional mammography devices: GE Medical Systems, Fischer Imaging, Trex Medical, Instrumentarium Imaging, Philips and Siemens.

DEPENDENCE ON CUSTOMERS

     The Company's business is not dependent on any single customer, and the Company does not believe that the loss of any single customer would have a material adverse impact on the Company. Except for Dental Computer/Dental Technologies, which accounted for 18.0% and 8.3% of the Company's sales, respectively, in 1996 and 1997, and Oral Vision, Inc., which accounted for 21.3% of the Company's sales in 1995, no single customer has accounted for more than five percent of the Company's annual sales in either of the Company's two most recent fiscal years.

PATENTS, TRADE SECRETS AND PROPRIETARY RIGHTS

     The Company seeks to protect its intellectual property through a combination of patent, trademark and trade secret protection. The Company's future success will depend in part on its ability to obtain and enforce patents for its products and processes, preserve its trade secrets and operate without infringing the proprietary rights of others.

  Patents


     The Company has an active corporate patent program, the goal of which is to secure patent protection for its technology. The Company currently has an issued United States patent for an 'Intra-Oral Sensor for Computer Aided Radiography,' and an allowed United States patent application for a 'Large Area Image Detector.' The Company also has one additional patent application currently pending before the PTO. In addition, the Company is the exclusive licensee of a United States patent for an 'Intraoral Fluoroscope,' which patent expired on July 10, 1996, and is the licensee of certain patents, patent applications and other know-how related to CMOS active pixel sensors, the technology for which was developed by Cal Tech and licensed to Photobit LLC, from which the Company obtained the license for a broad range of healthcare applications.

  Trademarks


     The Company currently has pending in the PTO trademark applications on the mark 'CDR' for its digital dental radiography product, 'CDRCAM' (both textual and stylized) for its intra-oral camera, 'QUICKZOOM' (both textual and stylized)

for a viewing feature in its digital dental radiography product and 'ACCUDEXA' for its BMD measurement product. The 'CDR' mark was allowed pursuant to an April 22, 1997 Notice of Allowance issued by the PTO.


  Trade Secrets

     In addition to patent protection, the Company owns trade secrets and proprietary know-how which it seeks to protect, in part, through appropriate non-disclosure, confidentiality, non-solicitation, non-competition and employee agreements with appropriate individuals, including employees, consultants, vendors and independent contractors. These agreements generally provide that all confidential information developed by or made known to the individual by the Company during the course of the individual's relationship with the Company is the property of the Company, and is to be kept confidential and not disclosed to third parties, except in specific limited circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. However, there can be no assurances that these agreements will not be breached, that the Company would have adequate remedies available to it for any breach or that the Company's trade secrets will not otherwise become known to, or independently developed by, its competitors.

GOVERNMENT REGULATION

     Products that the Company is currently developing or may develop in the future are likely to require certain forms of governmental clearance, including FDA marketing clearance. The FDA review process typically requires extended proceedings pertaining to product safety and efficacy. The Company believes that its future success will depend to a large degree upon commercial sales of improved versions of its current products and sales of new products; the Company will not be able to market such products in the United States without FDA market clearance. There can be no assurance that accuDEXA(Trademark), or any other products to be developed by the Company, will be given clearance by applicable governmental authorities or that additional regulations will not be adopted or current regulations amended in such a manner as to adversely affect the Company. See 'Risk Factors--Regulatory and Legislative Risks.'

     Pursuant to the Federal Food, Drug and Cosmetic Act, as amended (the 'FD&C Act'), the FDA classifies medical devices intended for human use into three classes: Class I, Class II, and Class III. In general, Class I devices are products for which the FDA determines that safety and effectiveness can be reasonably assured by general controls under the FD&C Act relating to such matters as adulteration, misbranding, registration, notification, records and reports. The CDRCam(Trademark) is a Class I device.

     Class II devices are products for which the FDA determines that general controls are insufficient to provide a reasonable assurance of safety and effectiveness, and that require special controls such as promulgation of performance standards, post-market surveillance, patient registries or such other actions as the FDA deems necessary. The CDR(Trademark) system has been classified as a Class II device.

     Class III devices are devices for which the FDA has insufficient information to conclude that either general controls or special controls would be sufficient to assure safety and effectiveness, and which are life-supporting, life-sustaining, of substantial importance in preventing impairment of human health, or present a potential unreasonable risk of illness or injury. Devices in this case require pre-marketing approval, as described below. None of the Company's existing products are in the Class III category.

     The FD&C Act further provides that, unless exempted by regulation, medical devices may not be commercially distributed in the United States unless they have been cleared by the FDA. There are two review procedures by which medical devices can receive such clearance. Some products may qualify for clearance under a Section 510(k) procedure, in which the manufacturer submits to the FDA a pre-market notification that it intends to begin marketing the product, and shows that the product is substantially equivalent to another legally marketed product (i.e., that it has the same intended use and that it is as safe and effective as a legally marketed device, and does not raise different questions of safety and effectiveness than does a legally marketed device). In some cases, the 510(k) notification must include data from human clinical studies.

     Marketing may commence once the FDA issues a clearance letter finding such substantial equivalence. According to FDA regulations, the agency has 90 days in which to respond to a 510(k) notification. There can be no assurance, however, that the FDA will provide a response within that time, or reach a finding of substantial equivalence.

     If a product does not qualify for the 510(k) procedure (either because it is not substantially equivalent to a legally marketed device or because it is a Class III device), the FDA must approve a PMA application before marketing can begin. PMA applications must demonstrate, among other things, that the medical device is safe and effective. A PMA application is typically a complex submission that includes the results of clinical studies. Preparation of such an application is a detailed and time-consuming process. Once a PMA application has been submitted, the FDA's review process may be lengthy and include requests for additional data. By statute and regulation, the FDA may take 180 days to review a PMA application, although such time may be extended. Furthermore, there can be no assurance that a PMA application will be approved by the FDA.


     In February 1994, the FDA approved the Company's 510(k) application for general use and marketing of the CDR(Trademark) system. In November 1996, the FDA approved the Company's 510(k) application for general use and marketing of the CDRCam(Trademark).


     In May 1997, following the completion of a study performed at Beth Israel Hospital in Boston, Massachusetts in conjunction with Harvard Medical School, the Company filed a 510(k) application with the FDA, seeking marketing clearance for accuDEXA(Trademark). The Company believes that accuDEXA(Trademark) will be classified as a Class II device, and that this product will not require a PMA application but will be eligible for marketing clearance through the 510(k)

notification procedure based upon its substantial equivalence to a previously marketed device or devices. Although the 510(k) pre-market clearance process is ordinarily simpler and faster than the PMA application process, there can be no assurance that the Company will obtain 510(k) pre-market clearance for accuDEXA(Trademark) or that it will be classified as a Class II device or that, in order to obtain 510(k) clearance, the Company will not be required to submit additional data or meet additional FDA requirements that may substantially delay the 510(k) process and add expense to the process. Moreover, such 510(k) pre-market clearance, if obtained, may be subject to conditions on the marketing or manufacturing of accuDEXA(Trademark) which may impede the Company's ability to market and/or manufacture the product.

     In addition to the requirements described above, the FD&C Act requires that all medical device manufacturers and distributors register with the FDA annually and provide the FDA with a list of those medical devices which they distribute commercially. The FD&C Act also requires that all manufacturers of medical devices comply with labeling requirements and manufacture their products and maintain their documents in a prescribed manner with respect to manufacturing, testing, and quality control activities. The FDA's Medical Device Reporting regulation subjects medical devices to postmarket reporting requirements for death or serious injury, and for certain malfunctions that would be likely to cause or contribute to a death or serious injury if malfunction were to recur. In addition, the FDA prohibits a device which has received marketing clearance from being marketed for applications for which marketing clearance has not been obtained. The FDA further requires that certain medical devices not cleared for marketing in the United States receive FDA marketing clearance before they are exported.

     FDA guidelines entitled 'Good Manufacturing Practices of Medical Devices' set forth standards for the Company's manufacturing process, requires the maintenance of certain records and provide for unscheduled inspections of the Company's facilities. Certain requirements of state, local and foreign governments must also be complied with in the manufacture and marketing of the Company's products. The Company believes that its manufacturing and quality control procedures meet the requirements of these regulations.

     Failure to comply with applicable regulatory requirements can, among other consequences, result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. In addition, governmental regulations may be established that could prevent or delay regulatory clearance of the Company's products. Delays in receipt of clearance, failure to receive clearance or the loss of previously received clearance would have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition to laws and regulations enforced by the FDA, the Company is subject to government regulations applicable to all businesses, including, among others, regulations related to occupational health and safety, workers' benefits and environmental protection. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Distribution of the Company's products in countries other than the United States may be subject to regulations in those countries. The Company typically relies on its independent distributors in such foreign countries to obtain the requisite regulatory approvals. There can be no assurance that the Company will be able to obtain the approvals or clearances necessary to market its accuDEXA(Trademark) or any other product outside of the United States.

LITIGATION


     The Company is a named defendant in two lawsuits instituted by Trophy S.A. One lawsuit was instituted in France and the other in the United States. The Company has also been sued by Radworks and the University of Texas.



     The French lawsuit instituted by Trophy S.A. was filed in November 1995, in the tribunal de Grande Instance de Bobigny, the French patent court, and originally alleged that the Company's CDR(Trademark) system infringes French Patent No. 2,547,495, European Patent No. 129,451 and French Certificate of Addition No. 2,578,737. These patents, all of which are related, are directed to a CCD based intra-oral sensor. Since filing its lawsuit, Trophy S.A. has withdrawn its allegation of infringement with respect to the Certificate of Addition. Trophy S.A. is seeking a permanent injunction and damages, including damages for its purported lost profits. The Company believes that the lawsuit is without merit, and is vigorously defending it. The Company is represented by a French barrister and French patent counsel.


     The lawsuit in the United States was filed in March 1996 by Trophy S.A., Trophy Inc. and the named inventor on the patent in suit, Francis Mouyen, a French citizen. The suit was brought in the United States District Court for the Eastern District of New York, and alleges that the Company's CDR(Trademark) system infringes the '400 patent, which is related to the patents in the French lawsuit. Trophy S.A., Trophy Inc. and Mouyen are seeking a permanent injunction and unspecified damages, including damages for purported lost profits, enhanced damages for the Company's purported willful infringement and an award of attorney fees. The Company believes that the lawsuit is without merit, and is vigorously defending it. The Company is represented by United States intellectual property counsel, and has also obtained a formal opinion of intellectual property counsel that the CDR(Trademark) system does not infringe the '400 patent.

     In addition, the Company has counter-sued Trophy S.A. and Trophy Inc. for infringement of United States Patent No. 4,160,997, a recently expired patent which was exclusively licensed to the Company by its inventor, Dr. Robert Schwartz, and for false advertising and unfair competition. The Company believes that its counter-suits are meritorious, and is vigorously pursuing them.


     The Company has also been sued by Radworks and the University of Texas. That suit, filed in December 1996 in the United States District Court for the Western District of Texas, alleges that the Company's CDR(Trademark) system infringes the '579 patent. The '579 patent is directed to a display system for digital dental radiographs. Radworks and the University of Texas are seeking a permanent injunction and unspecified damages, including enhanced damages for the Company's purported willful infringement and an award of attorney fees. The Company believes that the lawsuit is without merit, and is vigorously defending it. The Company is represented by intellectual property counsel and Texas local counsel, and has also obtained a formal opinion of intellectual property counsel that the CDR(Trademark) system does not infringe the '579 patent.

     There can be no assurance that the Company will be successful in its defense of any of these actions, or in its counter-suits. If the Company is unsuccessful in its defense of any of these actions, it could have a material adverse effect upon the Company. Moreover, regardless of their outcome, the Company may be forced to expend significant amounts of money in legal fees in connection with these lawsuits.

INSURANCE

     The Company is subject to the risk of product liability and other liability claims in the event that the use of its products results in personal injury or other claims. Although the Company has not experienced any product liability claims to date, any such claims could have an adverse impact on the Company. The Company maintains insurance coverage related to product liability claims in the amount of $1 million per occurrence, annual aggregate maximum coverage in the amount of $2 million, and umbrella coverage in the amount of $10 million. There can be no assurance that product liability or other claims will not exceed such insurance coverage limits, or that such insurance will continue to be available on commercially acceptable terms, or at all. See 'Risk Factors--Potential for Product Recall and Product Liability Claims.'

EMPLOYEES


     At March 31, 1997, the Company had 173 full-time employees, engaged in the following capacities: production (47); direct sales (40); management, accounting, legal and administrative (35); research and development and quality control engineers (26); product support engineers (15); and marketing (10). The Company believes that its relations with its employees are good. No Company employees are represented by a labor union or are subject to a collective bargaining agreement, nor has the Company experienced any work stoppages due to labor disputes.


FACILITIES

     The Company presently occupies 30,800 square feet of space in Long Island

City, New York pursuant to a lease with Falchi Building Co., LP, which expires in February 2001. This space houses the Company's executive offices, sales and marketing headquarters, research and development laboratories and production and shipping facilities. The Company anticipates expanding its facilities over the next 12 months to meet increased staffing and manufacturing needs. The Company expects that adequate space will be available at a reasonable cost.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company.


NAME                         AGE* POSITION
---------------------------- ---- ----------------------------------------------
David B. Schick.............  36  Chairman of the Board, Chief Executive Officer
                                    and President

Jonathan Singer.............  32  Vice President--Engineering and Director

David B. Spector, C.P.A. ...  37  Chief Financial Officer and Treasurer

Zvi N. Raskin, Esq. ........  34  Secretary and General Counsel

Daniel Neugroschl...........  30  Vice President--Operations and Advanced
                                    Development

Fred Levine.................  34  Director of Sales and Marketing

Mark I. Bane, Esq. .........  36  Director

Euval S. Barrekette, Ph.D. .  66  Director

Allen Schick, Ph.D. ........  62  Director

Howard Wasserman, D.D.S.....  40  Director


------------------
* At April 1, 1997

     The business experience of each of the directors and executive officers is set forth below.

     DAVID B. SCHICK is a founder of the Company and, since its inception in April 1992, has served as the Company's President, Chief Executive Officer and Chairman of the Board of Directors. From September 1991 to April 1992 Mr. Schick was employed by Philips N.V. Laboratories, where he served as a consulting engineer designing high-definition television equipment. From February 1987 to August 1991, Mr. Schick was employed as a senior engineer at Cox and Company, an engineering firm in New York City ('Cox and Company'). From January 1985 to January 1987, Mr. Schick was employed as an electrical engineer at Grumman Aerospace Co. Mr. Schick holds a B.S. degree in electrical engineering from the

University of Pennsylvania's Moore School of Engineering. Mr. Schick is the son of Dr. Allen Schick and the nephew of Dr. Euval S. Barrekette. In 1996, Mr. Schick was awarded the New York City Region Entrepreneur of the Year Award.


     JONATHAN SINGER is a founder of the Company and, from its inception in April 1992 to December 1996, was the Company's Director of Engineering and, since December 1996, has served as the Company's Vice President of Engineering. Since January 1995, Mr. Singer has also served as a Director of the Company. From February 1991 to July 1992, Mr. Singer was employed as a mechanical engineer by Cox and Company. He holds a B.S. degree in Mechanical Engineering from the Massachusetts Institute of Technology and an M.S. degree from the University of Pennsylvania.



     DAVID B. SPECTOR has been the Company's Chief Financial Officer since January 1996 and has served as Treasurer since May 1997. Mr. Spector joined the Company in 1992 as its part-time controller. From September 1992 to December 1995, Mr. Spector was a self-employed certified public accountant. From January 1988 to September 1992, Mr. Spector was an accountant with Kranz & Co., a certified public accounting firm. Mr. Spector holds a B.S. degree in business from Adelphi University.


     ZVI N. RASKIN, Esq., has served as Secretary of the Company since April 1992 and as General Counsel of the Company since September 1995. From April 1992 to May 1996, Mr. Raskin was a Director of the Company. Mr. Raskin is admitted to practice law before the Bars of the State of New York, the United States District Courts for the Southern and Eastern Districts of New York and the United States Court of Appeals for the Second Circuit. From 1992 to 1995, Mr. Raskin was a senior associate at the New York law firm of Townley & Updike. From 1990 to 1992, Mr. Raskin was an associate at the New York law firm of Dornbush Mandelstam & Silverman. Mr. Raskin holds a J.D. degree from Yale Law School.


     DANIEL NEUGROSCHL is a founder of the Company and, from its inception in April 1992 to December 1996, was the Company's Director of Operations and, since December 1996, has served as the Company's Vice President of Operations and Advanced Development. From January 1995 to May 1996, Mr. Neugroschl was a Director of the Company. From November 1990 to September 1992, Mr. Neugroschl was a researcher at IBM's T.J. Watson Research Center. Mr. Neugroschl holds an M.S. degree in Materials Science from Columbia University.

     FRED LEVINE has served as the Company's Director of Sales and Marketing since August 1995. From May 1987 to August 1995, Mr. Levine was employed at American Express Travel Services, where he served in various positions, including Director of Product Development and Sales from September 1993 to August 1995. Mr. Levine holds a B.S. degree in Computer Science from Brooklyn

College.

     MARK I. BANE, Esq., has served as a Director of the Company since January 1995. From July 1993 to the present, Mr. Bane has been a partner at the New York City law firm of Kelley Drye & Warren LLP. From April 1989 to July 1993, Mr. Bane was an associate at Kelley Drye & Warren LLP. Mr. Bane is admitted to practice law before the Bars of the State of New York, the United States District Courts for the Southern and Eastern Districts of New York and the District of Connecticut. Mr. Bane holds a J.D. degree from New York University School of Law.

     EUVAL S. BARREKETTE, Ph.D., has served as a Director of the Company since April 1992. Dr. Barrekette is a licensed Professional Engineer in New York State. Since 1986 Dr. Barrekette has been a consulting engineer and physicist. From 1984 to 1986 Dr. Barrekette was Group Director of Optical Technologies of the IBM Large Systems Group. From 1960 to 1984 Dr. Barrekette was employed at IBM's T.J. Watson Research Center in various capacities, including Assistant Director of Applied Research, Assistant Director of Computer Science, Manager of Input/Output Technologies and Manager of Optics and Electrooptics. Dr. Barrekette holds an A.B. degree from Columbia College, a B.S. degree from the Columbia University School of Engineering, an M.S. degree from its Institute of Flight Structures and a Ph.D. from the Columbia University Graduate Faculties. Dr. Barrekette is a fellow of the American Society of Civil Engineers and a Senior Member of the Institute of Electronic & Electrical Engineers. Dr. Barrekette is a member of The National Society of Professional Engineers, The New York State Society of Professional Engineers, The Optical Society of America and The New York Academy of Science. Dr. Barrekette is the uncle of Mr. David Schick and the brother-in-law of Dr. Allen Schick.

     ALLEN SCHICK, Ph.D., has served as a Director of the Company since April 1992. Since 1981, Dr. Schick has been a professor at the University of Maryland and since 1988 has been a Visiting Fellow at the Brookings Institution. Dr. Schick holds a Ph.D. degree from Yale University. Dr. Schick is Mr. David Schick's father and the brother-in-law of Dr. Barrekette.

     HOWARD WASSERMAN, D.D.S., has served as a Director of the Company since May 1996 and has been a medical advisor to the Company since 1992. Since 1983, Dr. Wasserman has been a practicing dentist in New York City. Dr. Wasserman has been a member of the American Academy of Periodontology since 1981, and a member of the American Dental Association since 1977. Dr. Wasserman has served as a Director of Live Wire Enterprises, a manufacturer of electroluminescent wire systems, since 1996. Dr. Wasserman holds a D.D.S. degree from Columbia University School of Dentistry.


     Pursuant to the Certificate of Incorporation and By-Laws, the Board of Directors consists of six directors or such greater or lesser number (not less than five or greater than twelve) as may be fixed from time to time by a majority of the total number of directors which the Company would have if there were no vacancies on the Board of Directors (the 'Whole Board').


     The directors are divided into three classes, each class consisting of as nearly equal a number of Directors as possible, having terms expiring at the respective annual meetings of stockholders in 1998 (comprised of Messrs. Singer and Wasserman), 1999 (comprised of Messrs. Bane and Barrekette) and 2000 (comprised of Messrs. David Schick and Allen Schick). At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

     The term in office of each executive officer ends when his successor has been elected and qualified or upon his removal or resignation. The By-Laws provide that officers of the Company can be removed or replaced only by the affirmative vote of a majority of the Whole Board (excluding, if such officer is also a director, such director).

     The Board of Directors has established an Executive Compensation Committee and an Audit Committee. The responsibilities and membership requirements of each of these Committees are described below.

     The Audit Committee consists of at least two directors, none of whom may be an employee of the Company. The Audit Committee has oversight responsibility relating to the Company's accounting practices, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing and cost of any audit as well as review of the independent accountant's report on the financial statements following completion of each such audit. In addition, the Audit Committee is responsible for the development and implementation of policies, procedures and other matters relating to business integrity, ethics and conflicts of interest. The members of the Audit Committee are Messrs. Bane and Barrekette.

     The Executive Compensation Committee consists of at least two directors, a majority of whom may not be employees of the Company. The Executive Compensation Committee has oversight responsibility relating to the Company's employee benefit and compensation plans, including compensation of the executive officers and administering and making awards under the 1996 Employee Stock Option Plan. The Executive Compensation Committee is also responsible for the development and implementation of policies, procedures and other matters relating to the hiring and retention of management and for reviewing, monitoring and recommending (for approval by the Board of Directors) plans with respect to succession of the chief executive officer. The members of the Executive Compensation Committee are Messrs. Bane and Wasserman.

     Prior to the Offering, directors served without compensation. Following the Offering, directors who are not employees of the Company will be entitled to an annual retainer of $2,000, a fee of $500 for each meeting of the Board of Directors attended in person and a fee of $300 for each committee meeting attended. At the option of the Board of Directors, such retainers and fees may be paid in shares of Common Stock. In addition, non-employee directors are entitled to receive annual grants of stock options as described under '--Directors Stock Option Plan.' Since January 1, 1997, all directors have been entitled to reimbursement of reasonable travel expenses incurred in connection with the Company's business.


     Certain provisions of the Certificate of Incorporation and By-Laws and the DGCL may limit the ultimate liability of directors and executive officers of the Company for breaches of certain of their duties to the Company and its stockholders. See 'Description of Capital Stock--Certain Charter and Statutory Provisions.'

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mark I. Bane, Esq., a partner of Kelley Drye & Warren LLP, outside counsel to the Company, has been a member of the Executive Compensation Committee since January 1996.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation received by the Company's chief executive officer and each of the executive officers of the Company whose total salary and bonus compensation exceeded $100,000 (the 'Named Executives') for services rendered in all capacities (including service as a director of the Company) during the year ended March 31, 1997.

                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                                               COMPENSATION/AWARDS
                                               ANNUAL COMPENSATION             -------------------
                                      --------------------------------------       SECURITIES
                             FISCAL                           OTHER ANNUAL         UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY($)   BONUS($)   COMPENSATION($)       OPTIONS(#)        COMPENSATION($)
---------------------------  ------   ---------   --------   ---------------   -------------------   ---------------
David B. Schick
  Chairman of the Board,
  Chief Executive Officer
  and President............    1997   $ 140,308   $  5,890              --             5,715(1)          $ 2,000(2)

Fred Levine
  Director of Sales and
  Marketing................    1997     105,846     42,353(3)            --               --               1,500(2)

David B. Spector
  Chief Financial Officer..    1997     102,769      6,386              --                --               1,331(2)


                                                        (Footnotes on next page)

------------------

(1) Represents options to purchase shares of Common Stock granted in fiscal 1997 pursuant to the Company's 1996 Employee Stock Option Plan. See '--1996 Employee Stock Option Plan.'

(2) Reflects amounts contributed by the Company in the form of matching contributions to the Named Executive's Savings Plan account in fiscal 1997. See '--Savings Plan.'

(3) Includes a commission of $36,579 received by Mr. Levine in fiscal 1997 in connection with certain sales targets that were met or exceeded.

STOCK OPTION GRANTS

     The following table sets forth information regarding grants of options to purchase Common Stock made by the Company during the year ended March 31, 1997 to each of the Named Executives.

                          OPTION GRANTS IN FISCAL 1997

                                            INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                        ---------------------------------------------------------           VALUE AT ASSUMED
                                       PERCENT OF                                            ANNUAL RATES OF
                        NUMBER OF     TOTAL OPTIONS                                            STOCK PRICE
                        SECURITIES     GRANTED TO                                           APPRECIATION FOR
                        UNDERLYING    EMPLOYEES IN     EXERCISE OR                           OPTION TERM(2)
                         OPTIONS         FISCAL         BASE PRICE     EXPIRATION    -------------------------------
NAME                    GRANTED(#)       1997(1)        ($/SHARE)         DATE        (0%)        (5%)       (10%)
---------------------   ----------    -------------    ------------    ----------    -------    --------    --------
David B. Schick(3)...      5,715           7.20%          $ 7.14         7/22/06     $50,635    $108,128    $196,367

------------------
(1) The Company granted options to purchase a total of 79,338 shares of Common Stock in fiscal 1997.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (0%, 5% and 10%) on the Common Stock over the term of the options. These assumptions are based on rules promulgated by the Securities and Exchange Commission (the 'Commission') and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, on the stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

(3) The fiscal 1997 stock option grant to Mr. Schick is a time-vesting option.

    25% of such option vests on July 22, 1997 and an additional 25% vests on July 22 of each of 1998, 1999 and 2000. The stock option was exercisable upon grant.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth information regarding the exercise of stock options during fiscal 1997 and the number and value of unexercised options held at March 31, 1997 by each Named Executive.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                     AND FISCAL 1997 YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED             'IN-THE-MONEY'
                       SHARES        VALUE             OPTIONS AT                     OPTIONS AT
                     ACQUIRED ON    REALIZED         MARCH 31, 1997                 MARCH 31, 1997
NAME                 EXERCISE(#)      ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE(1)
------------------   -----------    --------    -------------------------    ----------------------------
David B. Schick...       --            --                   5,715/0                        50,635/0
Fred Levine.......       --            --             28,000/28,000(2)              397,880/397,880

------------------
(1) Options are 'in-the-money' if the fair market value of the underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between $16.00 per share, the assumed initial public offering price per share (the mid point of the range set forth on the cover page) and the exercise price of the option, multiplied by the applicable number of options.
(2) Reflects options to purchase shares of Common Stock at an exercise price of $1.79 a share granted to Mr. Levine in fiscal 1996 in connection with Mr. Levine's commencement of employment with the Company. Currently unvested options to purchase an additional 14,000 shares will vest and become exercisable on December 31 of each of 1997 and 1998. All of the options expire on December 31, 2000.

1996 EMPLOYEE STOCK OPTION PLAN

     In April 1996, the Board of Directors adopted and the shareholders of the Company approved the 1996 Employee Stock Option Plan, which provides for the grant to officers, directors and employees of the Company and consultants, advisors and independent contractors of the Company of both 'incentive stock options' within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the 'Code'), and stock options that are non-qualified for federal income tax purposes. The total number of shares of Common Stock for which options may be granted pursuant to the 1996 Employee Stock Option Plan is 470,400, subject to certain adjustments reflecting changes in the Company's capitalization, of which 74,953 were granted and outstanding as of March 31, 1997. The 1996 Employee Stock Option Plan must be administered by the Board of Directors of the Company and/or by a duly appointed committee of the Board of Directors. The 1996 Employee Stock Option Plan is currently administered by the Executive Compensation Committee. The Executive Compensation Committee determines, among other things, which officers, employees, directors, consultants, advisors and contractors will receive options under the plan, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, vesting, the number of shares subject to each option, and, subject to certain conditions discussed below, the exercise price of the option and duration of the options. Members of the Executive Compensation Committee are not eligible to receive options under the plan.

     The exercise price of incentive stock options is determined by the Executive Compensation Committee, but may not be less than the fair market value of the Common Stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any participant in the 1996 Employee Stock Option Plan who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of the Common Stock on the date of grant and the term of such option may not exceed five years from the date of grant.

     The exercise price of non-qualified stock options is determined by the Executive Compensation Committee on the date of grant, but may not be less than 85% of the fair market value of the Common Stock on the date of grant, and the term of such option may not exceed ten years from the date of grant.

     Payment of the exercise price may be made by cash, check or cash equivalent, by tender of shares of Common Stock then owned by the optionee, by a recourse promissory note in a form approved by the Company, by the assignment of the proceeds of the sale of some or all of the shares of Common Stock being acquired upon the exercise of an option or by any combination of the foregoing. Options may be granted which do not permit all of the foregoing forms of payment. Options granted pursuant to the 1996 Employee Stock Option Plan are not transferable, except by will or the laws of descent and distribution in the event of death. During an optionee's lifetime, the option is exercisable only by the optionee. Options granted through May 1, 1997 under the 1996 Employee Stock Option Plan vest at an annual rate of 25%.

     The Board of Directors has the right at any time and from time to time to terminate or amend the 1996 Employee Stock Option Plan or any option without the consent of the Company's shareholder or optionees; provided, that no such action may adversely affect options previously granted without the optionee's consent, and provided further that no such action, without the approval of the stockholders of the Company, may increase the total number of shares of Common Stock which may be purchased pursuant to options under the 1996 Employee Stock Option Plan and expand the class of persons eligible to receive grants of options under the plan. The expiration date of the 1996 Employee Stock Option Plan, after which no option may be granted thereunder, is April 22, 2006.

SAVINGS PLAN


     The Company maintains a savings program for employees (the 'Savings Plan'), which is qualified under Section 401(a) and 401(k) of the Code. All employees of the Company who have attained the age of 18 and have completed one half year of service with the Company are eligible to participate in the Savings Plan. The Savings Plan provides that each participant may make elective contributions from 1% to 15% of his or her compensation, subject to statutory limits. For each eligible employee who elects to participate in the Savings Plan and makes a contribution thereto, the Company makes a matching contribution. The matching contribution is 50% of the first 5% of compensation contributed by the employee to the Savings Plan. Contributions to the Savings Plan are invested, as the employee directs, in a choice of mutual funds administered by Merrill Lynch & Co. All contributions made by participants are fully vested when made. Matching contributions made by the Company to the Savings Plan vest at a rate of 20% after the second anniversary of the employee's date of hire by the Company and at a rate of an additional 20% on each anniversary date of hire thereafter. Distributions from the Savings Plan generally will be made only upon retirement or other termination of employment, unless deferred by the participant.

DIRECTORS STOCK OPTION PLAN

     The Board of Directors adopted the Directors Stock Option Plan in May 1997. A total of 35,000 shares of Common Stock have been authorized for issuance under the Directors Stock Option Plan, of which no shares are subject to the outstanding options.


     All directors serving as such on or after the closing of the Offering who are not employees of the Company ('Director Participants') are eligible to receive options under the Directors Stock Option Plan. The Directors Stock Option Plan is administered by the Board of Directors (or a committee designated by the Board of Directors) which determines the time when options will be granted, the terms of the options, the initial exercise date of the options and the number of shares of Common Stock subject to the options. The term of such options may not exceed ten years from the date of grant.



     The exercise price of each option is 100% of the fair market value of the Common Stock on the date of grant. Options provided under the Directors Stock Option Plan fully vest on the second anniversary of the date of grant and are subject to certain other restrictions at the Board of Directors' sole discretion. Options will also generally vest immediately by the holder thereof prior to the effective date of a change of control of the Company. Effective upon the completion of the Offering, the Board of Directors adopted a resolution providing for the grant to each Director Participant upon each anniversary of such Director Participant's joining the Board of Directors options to purchase 500 shares of Common Stock. No options have been granted to date under the Directors Stock Option Plan.

                              CERTAIN TRANSACTIONS

     On November 12, 1996, Waring Investments, Inc. ('Waring'), a company in which David B. Spector is a principal shareholder, borrowed $200,000 from the Company, at an interest rate of 8.75%. The loan, together with accrued interest, was repaid on February 25, 1997.

     From July 1995 through October 1995, Waring borrowed $150,000 from the Company at an interest rate of 12.0%. The loan was repaid from January 1996 through March 1996.

     On January 8, 1995, Dr. Allen Schick loaned the Company $150,000. The loan was convertible into shares of Common Stock, valued at $1.52 per share. Dr. Schick converted the loan into 98,823 shares of Common Stock in December 1995.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of outstanding shares of Common Stock, as of the date of this Prospectus, by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company (including the Named Executives) and (iv) all executive officers and directors of the Company, as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders.


                                               BENEFICIAL OWNERSHIP
                                       -------------------------------------
                                                           PERCENTAGE OF
                                                            OUTSTANDING
                                                              SHARES
                                                       ---------------------
NAME AND ADDRESS OF                     NUMBER          BEFORE       AFTER
BENEFICIAL OWNER                       OF SHARES       OFFERING     OFFERING
------------------------------------   ---------       --------     --------
David B. Schick(1)..................   2,276,515(2)      28.59%       23.44%
Fred Levine(1)......................      84,784(3)       1.06%        *
Daniel Neugroschl(1)................     343,191(4)       4.31%        3.53%
Zvi N. Raskin(1)....................      44,800(5)       *            *
Jonathan Singer(1)..................     328,373(6)       4.12%        3.38%
David B. Spector, C.P.A.(1).........      28,000(7)       *            *
Mark I. Bane(8).....................     296,800(9)       3.73%        3.06%
Euval S. Barrekette(10).............     117,040          1.47%        1.21%
Allen Schick(11)....................     518,824(12)      6.52%        5.34%
Howard Wasserman(13)................     140,000(14)      1.76%        1.44%

All executive officers and directors
  as a group (11 persons)...........   4,178,326         52.21%       42.84%


------------------
*Represents less than 1%.

 (1) Such person's business address is c/o Schick Technologies, Inc., 31-00 47th Avenue, Long Island City, New York 11101.

 (2) Consists of 2,270,800 shares held jointly by Mr. Schick and his wife and 5,715 shares issuable upon the exercise of stock options granted to Mr. Schick under the 1996 Employee Stock Option Plan.


 (3) Includes 392 shares issuable upon the exercise of Warrants and includes 28,000 shares issuable upon the exercise of options granted to Mr. Levine in January 1996.


 (4) Includes 5,791 shares issuable upon the exercise of stock options granted to Mr. Neugroschl under the 1996 Employee Stock Option Plan.

 (5) Consists of 44,800 shares held jointly by Mr. Raskin and his wife.

 (6) Consists of 322,000 shares held jointly by Mr. Singer and his wife and 6,373 shares issuable upon the exercise of stock options granted to Mr. Singer under the 1996 Employee Stock Option Plan.

 (7) Consists of 28,000 shares held jointly by Mr. Spector and his wife.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (8) Mr. Bane's address is c/o Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178.

 (9) Consists of 296,800 shares owned by Mr. Bane's wife. Mr. Bane disclaims beneficial ownership of such shares.

(10) Dr. Barrekette's address is 90 Riverside Drive, New York, New York 10024.

(11) Dr. Schick's address is 1222 Woodside Parkway, Silver Spring, Maryland
     20910.

(12) Consists of 474,024 shares held jointly by Dr. Schick and his wife and 44,800 shares held by Dr. Schick as custodian for the minor children of David Schick. Dr. Schick disclaims beneficial ownership of such 44,800 shares.

(13) Dr. Wasserman's address is 141-19 73rd Avenue, Flushing, New York 11367.

(14) Consists of 112,000 shares owned by Mr. Wasserman's wife and 28,000 shares held by Mr. Wasserman as custodian for his minor children. Mr. Wasserman disclaims beneficial ownership of all such shares.

                          DESCRIPTION OF CAPITAL STOCK


     The description set forth below describes the Certificate of Incorporation and the By-Laws, which became effective on June 4, 1997, and the Warrants. See 'The Company.' The description set forth below does not purport to be complete and is qualified by reference to the Certificate of Incorporation, the By-Laws and the Warrants, which have been filed as exhibits to this Registration Statement.


GENERAL


     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $0.01 per share (the 'Preferred Stock'). As of the date of this Prospectus, there are 7,957,231 shares of Common Stock outstanding and 1,087,870 shares of Common Stock reserved for issuance upon the exercise of the Warrants, options under the Option Plans and options granted prior to the implementation of the Option Plans. After giving effect to the Offering, there will be 9,707,231 shares of Common Stock outstanding and 1,087,870 shares of Common Stock so reserved. As of the date of this Prospectus, there are no shares of Preferred Stock outstanding or reserved for issuance.


COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise such vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors, which means that, subject to such rights as may be granted to the holders of shares of Preferred Stock issued after this offering, the holders of more than 50% of the outstanding shares of Common Stock are able to elect all of the directors to be elected by holders of shares of Common Stock and the holders of the remaining shares of Common Stock will not be able to elect any director. Subject to such preferences to which holders of shares of Preferred Stock, if any, issued after this offering may be entitled, the holders of outstanding shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See 'Dividend Policy.' In the event of a liquidation, dissolution or winding up of the Company, the holders of outstanding shares of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of Preferred

Stock, if any, issued after the Offering may be entitled. The holders of outstanding shares of Common Stock do not have any preemptive, subscription, redemption or sinking fund rights. The outstanding shares of Common Stock are, and the Shares will upon issuance and sale as contemplated hereby be, duly authorized, validly issued, fully paid and nonassessable.

WARRANTS


     From May 1996 to August 1996, the Company privately issued and sold 520,315 shares of Common Stock and non-redeemable Warrants to purchase up to 520,315 shares of Common Stock for aggregate net proceeds of $4,311,800. In conjunction with such offering, the Company issued 6,155 units, consisting of 6,155 shares of Common Stock and 6,155 non-redeemable Warrants to purchase shares of Common Stock, as a placement fee to certain individuals who assisted the Company in selling the units. All of the Warrants are outstanding as of the date of this Prospectus. Each Warrant entitles the holder thereof to purchase one share of Common Stock at prices ranging from $7.86 to 8.93 per share on or prior to the earlier of (i) 5:00 p.m. New York City time on May 3, 1999 or (ii) the merger or consolidation of the Company or the sale of all or substantially all of the Company's assets (the 'Expiration Date'). The Company is required to give each holder of a Warrant at least twenty days prior written notice of any such merger, consolidation or sale. The exercise price of the Warrants is payable in cash or outstanding shares of Common Stock. In lieu of the exercise of a Warrant, the holder of a Warrant may elect prior to the Expiration Date to receive that number of shares of Common Stock equal to the value of the Warrant determined by multiplying the number of shares of Common Stock that could be purchased upon exercise of the Warrant by the difference between the fair market value of one share of Common Stock and the exercise price and dividing this result by the fair market value of one share of Common Stock on the date of such election.

     The holders of Warrants are entitled to anti-dilution protection for stock dividends, stock splits and similar events. Prior to the exercise of Warrants, such holders of Warrants do not have any rights of a stockholder, including the right to vote or to receive dividends or other distributions.

PREFERRED STOCK

     The Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without approval by the stockholders.

CERTAIN EFFECTS OF AUTHORIZED AND UNISSUED STOCK



     The unissued and unreserved shares of capital stock may be issued for a variety of proper corporate purposes, including future public or private offerings to raise additional capital or facilitate acquisitions. The Board of Directors currently does not have any plans to issue additional shares of Common Stock or shares of Preferred Stock (other than in connection with the Warrants, the Option Plans and options granted prior to the implementation of the Option Plans).


     One of the effects of the existence of such unissued and unreserved shares may be to enable the Board of Directors to discourage an attempt to change control of the Company (by means of a tender offer, proxy contest or otherwise) and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock, whether or not related to any attempt to effect change in control, may adversely affect the rights of the holders of shares of Common Stock.

CERTAIN CHARTER AND STATUTORY PROVISIONS

     Certain provisions of the Certificate of Incorporation, the By-Laws and Delaware law may (i) discourage an attempt to change control of the Company (by means of a proxy contest, tender offer or otherwise) and consideration of stockholder proposals (such as proposals regarding the reorganization, restructuring or liquidation of the Company or the sale of all or a substantial part of the Company's assets) and (ii) limit the ultimate liability of directors and executive officers of the Company for breaches of certain of their duties to the Company and its stockholders.

     Elimination of Director Liability. Under Delaware law, directors of a Delaware corporation can generally be held liable for certain acts and omissions in connection with the performance of their duties to the corporation and its stockholders. As permitted by Delaware law, however, the Certificate of Incorporation contains a provision eliminating the liability of directors for monetary damages for breaches of their duties to the Company and its stockholders. Such provision does not, however, eliminate liability for (i) breaches of duty of loyalty to the Company and its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) transactions from which improper personal benefit is derived and (iv) unlawful declaration of dividends or repurchases or redemptions of shares of capital stock. Such provision applies to officers only if they are directors and are acting in their capacity as directors and may have no effect on claims arising under federal securities laws. Such provision does not eliminate the duty of care, but only eliminates liability for monetary damages for breaches of such duty under various circumstances. Accordingly, such provision has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a breach of the duty of care. Equitable remedies may not, however, be wholly effective to remedy the injury caused by any such breach.


     Statutory Provisions Regarding Business Combinations. The Company is subject to Section 203 of the DGCL. In general, Section 203 prohibits an 'interested stockholder' of a Delaware corporation from engaging in a 'business combination' with such Delaware corporation for three years following the time such person became an interested stockholder, unless: (i) prior to the time such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or (iii) at or subsequent to the time of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.


     Section 203 defines a 'business combination' to include: (i) any merger or consolidation involving the corporation and an interested stockholder; (ii) any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of any class or series of stock of the corporation beneficially owned by the interested stockholder; or (v) the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation. In addition, Section 203 generally defines an 'interested stockholder' as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.


     Indemnification of Officers and Directors. The By-Laws provide that the Company shall (i) indemnify each person who is or was involved in any legal proceeding because he is or was a director or officer of the Company or any of its subsidiaries (or is or was serving at the request of the Company as a director, officer, partner, member, employee, agent or trustee of another entity) against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes, penalties and amounts paid in settlement) reasonably incurred or suffered by him in connection therewith and (ii) pay the expenses incurred in defending such proceeding in advance of its final disposition, in each case, to the fullest extent authorized by Delaware law (as currently in effect or, to the extent that the provisions of Delaware law so authorizing are broadened, as it may be amended). The By-Laws further provide that (i) persons entitled to indemnification may bring suit against the Company to recover unpaid indemnification or payment claimed to be due thereunder, (ii)

if the suit is successful, the expense of bringing the suit will be paid by the Company, (iii) while it is a defense to the suit that the claimant has not met the standards of conduct making indemnification or payment permissible under Delaware law, the burden of proving the defense will be on the Company and (iv) neither the failure of the Board of Directors to have made a determination that indemnification is proper nor its affirmative determination that the claimant has not met such standards of conduct will be a defense to the suit or create a presumption that the claimant has not met such standards of conduct. In addition, the By-Laws provide that (i) the rights to indemnification and payment of expenses so provided are not exclusive of any other similar right that any person may have or acquire under any statute or otherwise, (ii) the Company has the right to enter into indemnification contracts or otherwise arrange for indemnification of directors and officers that may be broader than the indemnification so provided and (iii) the Company may maintain, at its expense, insurance to protect itself and its directors and officers against any expense, liability or loss, whether or not it would have the power to indemnify such directors and officers against such expense, liability or loss under the By-Laws or Delaware law. The Company currently maintains a policy providing insurance to its directors and officers against certain losses and expenses arising out of certain claims, including claims arising in connection with the Offering.


     Other Provisions. The By-Laws provide that the number of directors shall be between five and twelve or such greater or lesser number as may be fixed from time to time by the Board of Directors and that, except as otherwise required by Delaware law, directors (other than those elected by the holders of shares of Preferred Stock, if any) can be removed only for cause and only by the affirmative vote of holders of at least 75% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally for the election of directors (the 'Voting Stock') and that a vacancy on the Board of Directors, including a vacancy created by an increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office (and not by the stockholders unless no directors are then in office). Under the DGCL, if at the time of filling any such vacancy the directors then in office constitute less than a majority of the Whole Board, the Delaware Court of Chancery may order, upon the application of the holders of at least 10% of the outstanding shares of capital stock of the Company entitled to vote for the election of the directors filling such vacancies, that a meeting of stockholders be held for the purpose of electing directors to fill such vacancies or to replace directors filling such vacancies elected by the Board of Directors.


     In addition, the Certificate of Incorporation and the By-Laws provide that
(i) stockholders are not permitted to call a special meeting of stockholders or to require the Board of Directors or officers to call such a special meeting;
(ii) only a majority of the Board of Directors, certain committees of the Board of Directors, or the president or chief executive officer will be able to call such a special meeting; and (iii) stockholder action may be taken only at an annual or a special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board of Directors, except at an annual meeting.


     The By-Laws provide that notice of nominations for the election of directors to be made at, and business to be brought before, an annual or a special meeting of stockholders by a stockholder must be received by the Secretary of the Company not later than 90 days before the meeting (except that, if notice or public disclosure of the meeting is given or made less than 90 days before the meeting, the notice need only be received within 10 days following such notice or public disclosure). A notice regarding any nomination must contain detailed information regarding the stockholder making the nomination and each nominee. A notice regarding any business to be brought before the meeting must contain detailed information regarding the business to be so brought, the reasons for conducting such business at the meeting, the stockholder proposing such business and any material interest of such stockholder in such business. Although such provisions do not give the Board of Directors any power to approve or disapprove stockholder nominations or proposals, they have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by the By-Laws are not complied with and may have the effect of discouraging a stockholder from conducting such a contest.


     The By-Laws provide that none of the shares of Common Stock held immediately prior to the date of this Prospectus may be, directly or indirectly, offered for sale, sold or otherwise disposed of without the prior written consent of the Company for a period of 180 days after the date of this Prospectus. In addition, the Warrants provide and the options granted under the Option Plans provide that no shares of Common Stock issued upon exercise thereof can be resold to the public for a period of 180 days after the date of this Prospectus without the prior written consent of the Board of Directors. The Company has agreed that no such consent will be given without the prior written consent of Lehman Brothers Inc.


     The Certificate of Incorporation authorizes the Board of Directors, in connection with taking any action, to consider factors other than the economic benefit of such action to the stockholders. Such factors include the long-term and short-term interests of the Company's employees, suppliers, creditors and customers and of the communities in which the Company engages in business.

     The Certificate of Incorporation provides that the affirmative vote of the holders of 75% of the outstanding shares of Common Stock will be required to amend, modify or repeal any provision of the By-Laws or the provisions of the Certificate of Incorporation discussed under 'Management--Directors and Executive Officers' and 'Certain Charter and Statutory Provisions.' The Certificate of Incorporation provides that the Board of Directors, pursuant to (but only pursuant to) a resolution adopted by a majority of the Whole Board, will be able to amend, modify or repeal the By-laws.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock is The American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of the Offering, the Company will have outstanding 9,707,231 shares of Common Stock (9,969,731 shares, if the over-allotment option is exercised in full). In addition, the Company has reserved 1,087,870 shares of Common Stock for issuance upon exercise of the Warrants, options granted under the Option Plans and options granted prior to implementation of the Option Plans. Of such outstanding shares, the Shares will be freely tradeable in the United States without restriction under the Securities Act, except that shares purchased by an 'affiliate' of the Company, within the meaning of the rules and regulations adopted under the Securities Act, may be subject to resale restrictions. The remaining 7,957,231 outstanding shares of Common Stock and any of the shares issued pursuant to the Warrants and the Option Plans are 'restricted securities' as that term is defined under such rules and regulations, and may not be sold unless they are registered under the Securities Act or they are sold in accordance with Rule 144 under the Securities Act or some other exemption from such registration. Outstanding shares held by affiliates of the Company, and restricted Shares held by any person, may not be sold to the public other than pursuant to an effective registration statement or Rule 144 or some other exemption from registration under the Securities Act.

     In general, under Rule 144, a person (or persons whose shares are aggregated), including persons deemed to be affiliates of the Company, who owns restricted shares of Common Stock where one year has elapsed from the date of acquisition of such restricted shares from the Company or an affiliate of the Company, is entitled to sell in brokers' transactions within any three-month period that number of restricted shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (99,697 shares based on the number of shares to be outstanding immediately after the Offering, assuming the over-allotment option is exercised in full) or the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale, subject to the filing of a Form 144 with respect to the sale and availability of current public information about the Company. After two years have elapsed from the date of such acquisition, such a person, other than persons who are deemed to be or are deemed to have been within the preceding three months affiliates of the Company, is entitled to sell such restricted shares without regard to the manner-of-sale, volume and current public information requirements of Rule 144.


     Subject to the restrictions described in the following paragraph, the one-year holding period for 7,384,516 of such remaining shares of Common Stock has expired and such shares are immediately available for resale pursuant to Rule 144. The one-year holding period under Rule 144 for 438,671, 65,493 and the remaining 68,551 shares will expire on July 30, 1997, August 29, 1997 and February 18, 1997, respectively. In addition, the Company intends to register for resale to the public the shares of Common Stock reserved for issuance under the Option Plans. Furthermore, holders of Warrants who pay the exercise price of their Warrants with shares of Common Stock purchased at the same time would be able to use the holding period of such shares in determining whether such one year period has elapsed.


     The Company and each of its directors and executive officers has agreed not to, directly or indirectly, offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock, or sell or grant options, rights or warrants with respect to any shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc., on behalf of the Representatives, except, in the case of the Company, upon exercise of the Warrants or outstanding stock options granted under the Option Plans and for the grant of stock options under the Option Plans. In addition, pursuant to the terms of the By-Laws, no shares of the Company's Common Stock held immediately prior to the date of this Prospectus may be, directly or indirectly, offered for sale, sold or otherwise disposed of for a period of 180 days after the date of this Prospectus without the prior written consent of the Company. The Company has agreed that no such consent will be given without the prior written consent of Lehman Brothers Inc. In addition, pursuant to the terms of the Option Plans and the Warrants, any shares of Common Stock issuable upon the exercise of Options or Warrants will not be transferable for a period of 180 days after the date of this Prospectus without the prior written consent of the Company. The Company has agreed that no such consent will be given without the prior written consent of Lehman Brothers Inc.

     Prior to the Offering, there has been no public market for the Common Stock, and no assurance can be given that such a market will develop or, if it develops, will be sustained after the Offering or that the purchasers of the Shares will be able to resell Shares at a price higher than the intial public offering price or otherwise. If such a market develops, no prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, to the public will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, whether such shares are presently outstanding for subsequently issued, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through an offering of its equity securities. The Company cannot predict when or how many of such additional shares of Common Stock may be offered for sale or sold to the public in the future.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting

Agreement dated the date of this Prospectus (the 'Underwriting Agreement'), the Underwriters named below (the 'Underwriters'), for whom Lehman Brothers Inc., J.P. Morgan Securities Inc. and Pacific Growth Equities, Inc. are acting as representatives (the 'Representatives'), have severally agreed to purchase, and the Company has agreed to sell, the respective number of Shares set forth opposite the name of each such Underwriter below:

                                   NUMBER OF
       UNDERWRITER                  SHARES
--------------------------------   ---------
Lehman Brothers Inc.............
J.P. Morgan Securities Inc......
Pacific Growth Equities, Inc....
       Total....................
                                   ---------
                                   ---------

     The Company has been advised that the Underwriters propose to offer part of the Shares directly to the public at the initial public offering price set forth on the cover page hereof and part to certain dealers at a price which represents
a concession not in excess of $     per Share under the initial public offering
price. Any Underwriter may allow, and such dealers may reallow, a concession not
in excess of $           per Share to other Underwriters and certain other
dealers. After the initial public offering, the offering price and other selling terms may from time to time be changed by the Underwriters.

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Shares are subject to the approval of certain matters by their counsel and to certain other conditions, including the conditions that no stop order suspending the effectiveness of the Registration Statement is in effect, that no proceedings for such purpose have been initiated or threatened by the Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the business, financial condition or results of operations of the Company from that set forth in the Registration Statement, and that certain certificates, opinions and letters have been received from the Company and its counsel and independent auditors. The Underwriters are obligated to take and pay for all of the Shares (other than those covered by the over-allotment option described below) if any such Shares are taken.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Pursuant to the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable at any time until 30 days after the date of this Prospectus, to purchase up to 262,500 additional Shares at the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Shares. To the extent such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's Shares set forth opposite such Underwriter's name in the preceding table.

     The Company and each of its directors and executive officers has agreed not to, directly or indirectly, offer for sale, sell or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock, or sell or grant options, rights or warrants with respect to any shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc., on behalf of the Representatives, except, in the case of the Company, upon exercise of the Warrants or outstanding stock options granted under the Option Plans and for the grant of stock options under the Option Plans. In addition, pursuant to the terms of the By-Laws, no shares of the Company's Common Stock held immediately prior to the date of this Prospectus may be, directly or indirectly, offered for sale, sold or otherwise disposed of for a period of 180 days after the date of this Prospectus without the prior written consent of the Company. The Company has agreed that no such consent will be given without the prior written consent of Lehman Brothers Inc.


     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Shares will be determined by negotiations between the Company and the Representatives. Among the factors which will be considered in determining the initial public offering price include the information set forth in this Prospectus and otherwise available to the Representatives, the history of and the prospects for the industry in which the Company operates, the assessment of the Company's management, the past and present operations of the Company, the historical results of operations, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering and the recent market prices of and the demand for publicly traded common stock of generally comparable companies.

                                 LEGAL MATTERS

     The validity of the Shares will be passed upon for the Company by Kelley Drye & Warren LLP, New York, New York. Mark I. Bane, a director and stockholder of the Company, is a partner of Kelley Drye & Warren LLP. See 'Management' and 'Principal Stockholders.' Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Chadbourne & Parke LLP, New York, New York.


                                    EXPERTS

     The financial statements of the Company as of March 31, 1996 and 1997, and for each of the three years in the period ended March 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION



     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the 'Registration Statement') under the Securities Act with respect to the Shares and the Company. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Shares, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where such contract or other document is filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions in such exhibit, to which reference is hereby made. Copies of the Registration Statement may be examined without charge at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of such Web site is http://www.sec.gov.



     The Company intends to furnish its stockholders with annual reports containing financial statements for each fiscal year audited by independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                           SCHICK TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
  Report of Independent Accountants........................................  F-2

  Balance Sheet as of March 31, 1996 and 1997..............................  F-3

  Statement of Operations for the years ended March 31, 1995, 1996 and
     1997..................................................................  F-4

  Statement of Changes in Stockholders' Equity for the years ended March
     31, 1995, 1996 and 1997...............................................  F-5

  Statement of Cash Flows for the years ended March 31, 1995, 1996 and
     1997..................................................................  F-6

  Notes to Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of Schick Technologies, Inc.


In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Schick Technologies, Inc. at March 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant esitmates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



Price Waterhouse LLP
New York, New York
May 9, 1997, except as
to Note 15 which is
as of June 4, 1997

                           SCHICK TECHNOLOGIES, INC.

                                 BALANCE SHEET

                                                             MARCH 31,
                                                     --------------------------
                                                        1996           1997
                                                     -----------    -----------
                      ASSETS
Current assets
  Cash and cash equivalents (Note 2)..............   $   524,917    $ 1,710,429
  Short-term investments (Notes 2 and 5)..........            --      2,313,226
  Accounts receivable, net of allowance for
     doubtful accounts of $35,000 in 1996 and
     $50,000 in 1997..............................       944,912      1,927,993
  Inventories (Notes 2 and 3).....................     1,958,213      2,510,959
  Prepayments and other current assets (including
     amounts from related parties of $33,456 in
     1997) (Note 13)..............................       160,708        327,220
                                                     -----------    -----------
     Total current assets.........................     3,588,750      8,789,827

Equipment, net (Notes 2 and 4)....................       748,894      1,644,528
Investments (Notes 2 and 5).......................            --        490,000
Other assets......................................        57,512        135,727
                                                     -----------    -----------
     Total assets.................................   $ 4,395,156    $11,060,082
                                                     -----------    -----------
                                                     -----------    -----------

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses...........   $ 1,482,352    $ 2,102,293
  Accrued salaries and commissions................       147,201        540,061
  Provision for warranty obligations..............       130,055        329,426
  Deferred revenue................................            --        141,017
  Deposits from customers.........................        84,137        136,628
  Capital lease obligations, current (Note 9).....         4,865         22,200
  Short-term debt (Note 6)........................       500,000             --
                                                     -----------    -----------
     Total current liabilities....................     2,348,610      3,271,625
                                                     -----------    -----------
Notes payable (Note 6)............................       647,500      1,512,833
Accrued interest on notes payable.................            --        101,654
Capital lease obligations, long term (Note 9).....        30,128         86,991

Commitments (Note 9)..............................            --             --

Stockholders' equity (Notes 1 and 15)

  Preferred stock ($.01 par value; 2,500,000
     shares authorized,
     none issued and outstanding).................            --             --
  Common stock ($.01 par value; 25,000,000 shares
     authorized; 7,052,870 shares issued and
     outstanding in 1996, 7,957,231 shares issued
     and outstanding in 1997).....................        70,529         79,572
  Additional paid-in capital......................     2,501,771      7,562,766
  Accumulated deficit.............................    (1,203,382)    (1,555,359)
                                                     -----------    -----------
     Total stockholders' equity...................     1,368,918      6,086,979
                                                     -----------    -----------
     Total liabilities and stockholders' equity...   $ 4,395,156    $11,060,082
                                                     -----------    -----------
                                                     -----------    -----------

   The accompanying notes are an integral part of these financial statements.

                           SCHICK TECHNOLOGIES, INC.

                            STATEMENT OF OPERATIONS

                                                 YEAR ENDED MARCH 31,
                                        ---------------------------------------
                                           1995          1996          1997
                                        ----------    ----------    -----------
Revenue, net.........................   $2,725,689    $6,803,723    $16,100,914
Cost of sales........................    1,500,719     3,343,195      8,021,396
                                        ----------    ----------    -----------
     Gross profit....................    1,224,970     3,460,528      8,079,518
                                        ----------    ----------    -----------
Operating expenses
  Selling and marketing..............      516,893     1,619,444      4,961,071
  General and administrative.........      560,017     1,388,215      2,087,615
  Research and development...........      149,595       458,123      1,417,735
                                        ----------    ----------    -----------
     Total operating expenses........    1,226,505     3,465,782      8,466,421
                                        ----------    ----------    -----------
     Loss from operations............       (1,535)       (5,254)      (386,903)
                                        ----------    ----------    -----------
Other income (expense)
  Interest income....................           --        15,132        195,895
  Interest expense...................      (22,003)     (122,661)      (160,969)
                                        ----------    ----------    -----------
     Total other income (expense)....      (22,003)     (107,529)        34,926
                                        ----------    ----------    -----------
     Net loss........................   $  (23,538)   $ (112,783)   $  (351,977)
                                        ----------    ----------    -----------
                                        ----------    ----------    -----------
     Net loss per common share.......           --    $    (0.02)   $     (0.04)
                                        ----------    ----------    -----------
                                        ----------    ----------    -----------
     Weighted average shares
       outstanding...................    7,050,798     7,219,385      8,124,787
                                        ----------    ----------    -----------
                                        ----------    ----------    -----------

   The accompanying notes are an integral part of these financial statements.

                           SCHICK TECHNOLOGIES, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                               COMMON STOCK        ADDITIONAL                       TOTAL
                                           --------------------     PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                            SHARES      AMOUNT      CAPITAL        DEFICIT         EQUITY
                                           ---------    -------    ----------    -----------    -------------
Balance at March 31, 1994...............   6,224,683    $62,247    $1,129,253    $(1,067,061)    $   124,439
  Issuance and sale of common stock.....     143,780      1,438       223,562             --         225,000
  Net loss..............................          --         --            --        (23,538)        (23,538)
                                           ---------    -------    ----------    -----------    -------------
Balance at March 31, 1995...............   6,368,463     63,685     1,352,815     (1,090,599)        325,901
  Issuance of compensatory common stock
     to employees, director and
     others.............................      73,184        732       129,953             --         130,685
  Issuance of common stock upon
     conversion of stockholder loans....     126,823      1,268       198,732             --         200,000
  Issuance of common stock upon
     conversion of notes payable........     484,400      4,844       820,271             --         825,115
  Net loss..............................          --         --            --       (112,783)       (112,783)
                                           ---------    -------    ----------    -----------    -------------
Balance at March 31, 1996...............   7,052,870     70,529     2,501,771     (1,203,382)      1,368,918
  Issuance of common stock upon
     conversion of notes payable........     376,446      3,764       729,226             --         732,990
  Issuance and sale of common stock and
     warrants...........................     526,470      5,265     4,306,535             --       4,311,800
  Issuance of compensatory stock options
     to employees.......................          --         --        13,457             --          13,457
  Issuance of compensatory common stock
     to an employee.....................       1,445         14        11,777             --          11,791
  Net loss..............................          --         --            --       (351,977)       (351,977)
                                           ---------    -------    ----------    -----------    -------------
Balance at March 31, 1997...............   7,957,231    $79,572    $7,562,766    $(1,555,359)    $ 6,086,979
                                           ---------    -------    ----------    -----------    -------------
                                           ---------    -------    ----------    -----------    -------------

   The accompanying notes are an integral part of these financial statements.

                           SCHICK TECHNOLOGIES, INC.

                            STATEMENT OF CASH FLOWS

                                             FOR THE YEAR ENDED MARCH 31,
                                        ---------------------------------------
                                          1995          1996           1997
                                        ---------    -----------    -----------
Net cash flows from operating
  activities
  Net loss...........................   $ (23,538)   $  (112,783)   $  (351,977)
  Adjustments to reconcile net loss
     to net cash used in operating
     activities
     Depreciation....................      23,737        136,363        281,762
     Amortization....................          --         73,333         36,667
     Stock and option grant
       compensation..................          --        130,685         25,248
     Accrued interest on
       investments...................          --             --        (53,606)
     Non-cash interest expense.......          --         51,080         98,323
  Changes in assets and liabilities
     Accounts receivable.............    (436,520)      (495,383)      (983,081)
     Inventories.....................    (600,531)    (1,232,800)      (552,746)
     Prepayments and other current
       assets........................     (20,258)      (140,050)      (166,512)
     Other assets....................      (1,663)      (114,985)      (114,882)
     Accounts payable and accrued
       expenses......................     788,107        899,677      1,212,172
     Deferred revenue................          --             --        141,017
     Deposits from customers.........      (8,859)        68,327         52,491
     Accrued interest on notes
       payable.......................          --             --        101,654
                                        ---------    -----------    -----------
       Net cash used in operating
          activities.................    (279,525)      (736,536)      (273,470)
                                        ---------    -----------    -----------
Cash flows from investing activities
  Purchase of investments............          --             --     (7,608,783)
  Proceeds from investment maturities
     and redemptions.................          --             --      4,859,163
  Capital expenditures...............    (155,902)      (569,614)    (1,082,461)
                                        ---------    -----------    -----------
       Net cash used in investing
          activities.................    (155,902)      (569,614)    (3,832,081)
                                        ---------    -----------    -----------
Cash flows from financing activities
  Net proceeds from issuance and sale
     of common stock and warrants....          --             --      4,311,800

  Net proceeds from issuance and sale
     of common stock.................     225,000             --             --
  Proceeds from issuance of long-term
     notes...........................          --      1,457,500      1,000,000
  Proceeds from issuance of
     short-term notes................     300,000        500,000             --
  Repayments of short-term debt......    (136,824)      (163,176)            --
  Repayments of loan payable to
     stockholder.....................          --        (50,000)            --
  Other..............................          --        (35,965)            --
  Principal payments on capital lease
     obligations.....................          --         (5,159)       (20,737)
  Borrowing under loan agreements
     with stockholders...............     150,000             --             --
                                        ---------    -----------    -----------
       Net cash provided by financing
          activities.................     538,176      1,703,200      5,291,063
                                        ---------    -----------    -----------
Net increase in cash and cash
  equivalents........................     102,749        397,050      1,185,512
Cash and cash equivalents at
  beginning of period................      25,118        127,867        524,917
                                        ---------    -----------    -----------
Cash and cash equivalents at end of
  period.............................   $ 127,867    $   524,917    $ 1,710,429
                                        ---------    -----------    -----------
                                        ---------    -----------    -----------

   The accompanying notes are an integral part of these financial statements.

                           SCHICK TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     Schick Technologies, Inc. ('Schick') was incorporated in June 1995 under the laws of the State of New York as DBS Technologies Inc., whose sole purpose was to merge with Schick Technologies, Inc., incorporated in 1992 under the laws of the State of New York (the 'Predecessor Corporation'). The stockholders of the Predecessor Corporation exchanged their shares of the Predecessor for an equivalent number of shares of Schick. The merger of Schick and the Predecessor was effected September 25, 1995 and pursuant to the merger agreement, Schick was the surviving entity and assumed the name Schick Technologies, Inc. The merger has been accounted for similar to a pooling of interests. References herein to the operations and historical financial information of the 'Company' prior to the date of the merger refer to the operations and historical financial information of the Predecessor Corporation. Unless the context otherwise requires, all other references herein to the 'Company' refer to Schick.

     The Company is engaged in the design, development, manufacturing and marketing of digital imaging systems and devices that utilize low dosage radiation to produce instant computer generated high resolution electronic x-ray images. The Company has initially targeted the dental industry and is a supplier of an intra-oral computer dental X-ray imaging system to that industry. The Company's products are sold worldwide.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     Cash equivalents consist of short-term, highly liquid investments, with original maturities of less than three months when purchased and are stated at cost. Interest is accrued as earned. At March 31, 1997, approximately $700,000 of cash is restricted for use in development of a bone density measurement device pursuant to a secured term loan agreement (see Note 6).

  Investments

     Investments with original maturities greater than three months and less than one year when purchased are classified as short-term investments. Investments with maturities of greater than one year when purchased are classified as long-term investments. Investments are further categorized as being available for sale or are expected to be held-to-maturity. Investments categorized as available for sale are recorded at fair value based on fluctuations of the market value of the securities, with the resulting adjustments, net of deferred taxes, reported as a component of stockholder's equity until realized. Investments categorized as held-to-maturity are carried at amortized cost, without recognition of gains or losses that are deemed to be temporary, because the Company has both the intent and the ability to hold these investments until they mature (see Note 5).


  Inventories

     Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

  Equipment

     Equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets, none of which exceeds seven years.

  Initial public offering and deferred offering costs

     On March 21, 1997 the Board of Directors of the Company authorized management to pursue an underwritten sale of shares of the Company's common stock in an initial public offering (the 'IPO') pursuant to the Securities Act of 1933. In connection with the Company's proposed IPO, the Company has incurred certain costs, in the aggregate amount of $35,000, which have been deferred at March 31, 1997. In the event the proposed IPO is not consummated the deferred offering costs will be expensed.

                           SCHICK TECHNOLOGIES, INC.

  Revenue recognition

     Revenue from sales of the Company's hardware and software products is recognized at the time of shipment to customers. Amounts received from customers in advance of product shipment are classified as deposits from customers. Revenues from the sale of extended warranties on the Company's products are recognized on a straight-line basis over the life of the extended warranty, which is generally for a one year period. Deferred revenues relate to extended warranty fees which have been paid by customers prior to the performance of extended warranty services.

  Advertising costs

     Advertising costs included in selling and marketing expenses are expensed as incurred and approximated $151,000, $349,000 and $906,268 for the years ended March 31, 1995, 1996 and 1997, respectively.

  Warranties

     The Company provides its customers with a limited product warranty for a period of one year subsequent to the sale of its products. The Company recognizes estimated costs associated with the limited warranty at the time of sale of its products.


  Research and development

     Research and development costs consist of expenditures covering basic scientific research and the application of scientific advances to the development of new and improved products and their uses. Research and development costs are expensed as incurred.

     Software development costs incurred after the establishment of technological feasibility are capitalized and amortized to cost of revenues on a straight line basis over the expected useful life of the software. Software development costs incurred prior to the attainment of technological feasibility are considered research and development and are expensed as incurred. As of March 31, 1997 the Company had no capitalized software development costs.

  Income taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

  Net loss per common share

     Net loss per common share is computed using the weighted average number of common shares and common share equivalents assumed to be outstanding during the period. Common share equivalents consist of the Company's common shares issuable upon conversion of stock options and outstanding warrants and are reflected when dilutive. Pursuant to the requirements of the Securities and Exchange Commission, stock options granted and warrants and shares issued by the Company within one year of the date of the initial public offering at prices below the proposed offering price have been included in the calculation of weighted average shares outstanding as if they were outstanding for all periods presented using the treasury stock method.

  Accounting estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           SCHICK TECHNOLOGIES, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Reclassification

     Certain prior year amounts have been reclassified to conform with their 1997 presentation.

  Fair value of financial instruments

     The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximates fair value due to the relatively short maturity of these instruments.

  New accounting pronouncement

     In February 1997, the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 128, 'Earnings per Share' ('FAS 128') which requires presentation of basic earnings per share ('Basic EPS') and diluted earnings per share ('Diluted EPS') by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). FAS 128 also requires presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of those securities in a public market. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. The statement is effective for both interim and annual periods ending after December 15, 1997. The effect on the Company's earnings per share resulting from the adoption of FAS 128 in not expected to be significant.

3. INVENTORIES

     Inventories at March 31, 1996 and 1997 are comprised of the following:

                                    1996          1997
                                 ----------    ----------
Raw materials.................   $1,459,773    $1,671,010
Work-in-process...............      429,785       421,863
Finished goods................       68,655       418,086
                                 ----------    ----------
       Total inventories......   $1,958,213    $2,510,959
                                 ----------    ----------
                                 ----------    ----------

4. EQUIPMENT


     Equipment at March 31, 1996 and 1997 is comprised of the following:

                                             1996          1997
                                           ---------    ----------
Production equipment....................   $ 333,171    $  964,921
Computer and communications equipment...     235,468       411,270
Demonstration equipment.................     204,663       312,578
Leasehold improvements..................      83,865       191,761
Other equipment.........................      65,368       201,900
                                           ---------    ----------
       Total equipment..................     922,535     2,082,430
Less--accumulated depreciation..........    (173,641)     (437,902)
                                           ---------    ----------
       Equipment, net...................   $ 748,894    $1,644,528
                                           ---------    ----------
                                           ---------    ----------

     At March 31, 1996 and 1997, production equipment includes approximately $40,000 and $135,000, respectively, of equipment acquired under capital leases. Accumulated depreciation related to such equipment approximated $3,000 and $21,515 at March 31, 1996 and 1997, respectively.

                           SCHICK TECHNOLOGIES, INC.

5. INVESTMENTS IN DEBT SECURITIES

     Held-to-maturity securities at March 31, 1997 consist of short term U.S. Treasury and government agency debt securities of approximately $2,313,000, on an amortized cost basis, with maturity dates of less than one year. Available for sale securities of $490,000, at March 31, 1997, consist of long term U.S. government agency debt securities and are recorded at fair value. Available for sale securities in the amount of $150,000 mature in 1999 and $340,000 of such securities mature in 2007. The gross unrealized gains and losses by type of security were insignificant.

6. SHORT-TERM DEBT AND NOTES PAYABLE

  Short-term debt

     In January 1996 and March 1996, the Company issued secured short-term promissory notes to a third party. The notes, each in the principal amount of $250,000, bore interest at a rate of 5.5% per annum. Principal and interest on the notes were payable upon demand at any time subsequent to the first anniversary of the issuance of each note. The proceeds of the notes were restricted for use by the Company solely for the purpose of developing a bone density measurement device. The Notes were secured by accounts receivable and inventories of the Company in an amount equal to twice the principal amount of the notes. In August of 1996 the aggregate principal of the notes, $500,000 plus accrued but unpaid interest in the amount of $12,833 were consolidated into a long term note payable pursuant to a secured term loan agreement with the third party.

  Secured note

     Under the provisions of the secured term loan agreement the Company received additional proceeds of $1,000,000 upon execution in August 1996, of the loan agreement. The note bears interest at a rate of prime plus two percent, subject to annual adjustment on the anniversary date of the note, and is due and payable together with accrued but unpaid interest, upon the earlier of (a) February 7, 1999, or (b) the declaration of the effectiveness of a registration statement filed pursuant to the Securities Act of 1933 in connection with an initial public offering of the Company's common stock. The note is subject to full or partial mandatory prepayment in the event of a private placement or placements of the Company's common stock in which the aggregate net proceeds (as defined in the agreement) exceed $2,000,000. Such prepayment will be in an amount equal to $250,000 plus 25% of the net proceeds which exceed $2,000,000. The note is also subject to mandatory prepayment in any fiscal year in which net income, as defined in the agreement, on a year to date basis exceeds $1,250,000. The Company will be required to prepay an amount equal to 25% of the amount of net income in excess of $1,250,000.

     The proceeds of the note are restricted for use by the Company solely for the purposes of developing, obtaining regulatory approval, conducting clinical studies, establishing manufacturing operations and selling and marketing a bone density measurement device. The note is secured by the accounts receivable and inventories of the Company. As long as any amounts are outstanding under the loan agreement the Company may not purchase or acquire any equity securities, make loans, advances or capital contributions to any other entity, pay cash dividends or purchase any shares of its common stock. The Company received a waiver from the third party regarding the November 1996 loan to a related party described in Note 13.

     Upon issuance of a 510(k) registration for the bone density measurement device by the United States Food and Drug Administration the Company will be eligible to borrow an additional $500,000 under the secured term loan agreement. The agreement also provides that the lender will reimburse the Company for fifty percent (50%) of the costs incurred by the Company in performing certain specified clinical studies associated with the device. As of March 31, 1997 the Company had not incurred any costs which were eligible for reimbursement.

     At March 31, 1997, the outstanding principal balance of the note was $1,512,833 and accrued but unpaid interest on the note amounted to $101,654. The Company believes the carrying value of the note at March 31, 1997 approximates fair value due to its unique features and the terms currently available to the Company for similar debt transactions.

                           SCHICK TECHNOLOGIES, INC.

6. SHORT-TERM DEBT AND NOTES PAYABLE--(CONTINUED)

  12.5% Notes

     On various dates during 1996, the Company issued promissory notes (the '12.5% Notes'), in the cumulative principal amount of $1,457,500, which bore interest at a rate of 12.5% per annum and matured two years from the date of issuance. Principal repayment was required upon maturity and interest was payable by the Company on the six-month anniversary of the date of issuance and monthly thereafter.

     In February of 1996, the Company offered holders of the 12.5% Notes who are Accredited Investors, as defined by Regulation D of the Securities and Exchange Act of 1933, the opportunity to convert the principal amount of such notes into shares of common stock, $0.01 par value, of the Company at conversion prices ranging from approximately $1.52 to $1.79 per share. At March 31, 1996, holders of the 12.5% Notes in the principal amount of $810,000, with accrued but unpaid interest in the amount of $51,080 thereon, had converted such notes into 484,400 shares of common stock.

     In July, 1996 the Company offered holders of the 12.5% Notes who are Non-accredited Investors, the opportunity to convert the principal amount of their notes into shares of the Company's common stock on the same terms and conditions as the February offer to Accredited Investors. At March 31, 1997 all of the holders of the 12.5% Notes had converted such notes into shares of common stock. During 1997 holders of 12.5% Notes in the principal amount of $647,500, with accrued but unpaid interest in the amount of $85,686 thereon converted such notes into 376,446 shares of Common stock. Payment of accrued but unpaid interest thereon was waived and such amounts have been contributed to paid-in capital. As the Company's intention from the date of issuance of the 12.5% Notes was to convert such notes to equity upon completion of the merger described in
Note 1, the notes have been treated as if they were convertible since issuance. Interest expense on the 12.5% Notes amounted to $107,000 and $30,000 in 1996 and 1997, respectively.

7. INCOME TAXES

     The Company has incurred losses since inception which have generated net operating loss carryforwards of approximately $560,000 for federal and state income tax purposes. These carryforwards are available to offset future taxable income and expire in 2008 through 2012 for federal income tax purposes. At March 31, 1997, the Company also had research and development tax credits in the amount of $122,000 which expire in 2002. These losses and credits are subject to limitation on future years utilization should certain ownership changes occur.

     The net operating loss carryforwards and temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a noncurrent deferred tax benefit at March 31, 1996 and

1997 of $490,000 and $623,000, respectively. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be reasonably assured including regulatory approval of the Company's new products and continued market acceptance of the Company's products by customers. Therefore, in consideration of the Company's accumulated losses and the uncertainty of its ability to utilize this deferred tax benefit in the future, the Company has recorded a valuation allowance of an equal amount on such dates to fully offset the deferred tax benefit amount.

     Significant components of the noncurrent deferred tax asset at March 31, 1996 and 1997 are as follows:

                                                                 1996         1997
                                                               ---------    ---------
Net operating loss carryforwards............................   $ 300,000    $ 241,000
Reserves and allowances for inventory, accounts receivable
  and warranties............................................      78,000      212,000
Other accrued expenses not currently deductible.............     112,000       48,000
Research and development tax credit carryforward............          --      122,000
                                                               ---------    ---------
Net deferred tax asset......................................     490,000      623,000
Deferred tax asset valuation allowance......................    (490,000)    (623,000)
                                                               ---------    ---------
                                                               $      --    $      --
                                                               ---------    ---------
                                                               ---------    ---------

                           SCHICK TECHNOLOGIES, INC.

     The financial statement income tax provision differs from income taxes determined by applying the statutory Federal income tax rate to the financial statement net loss for the years ended March 31, 1996 and 1997 as a result of the following:

                                                1996     1997
                                                -----    -----

Tax benefit at Federal statutory rate........   (34.0)%  (34.0)%


State income tax benefit, net of
  Federal tax charge.........................    (9.0)    (9.0)

Non-deductible expenses......................    18.1     10.3

Research and development tax credit..........      --    (20.6)

Valuation allowance on deferred tax assets...    24.9     53.3
                                                -----    -----

                                                   --       --
                                                -----    -----
                                                -----    -----

8. CONCENTRATION OF RISKS AND CUSTOMER INFORMATION

     Substantially all of the Company's sales are to domestic and foreign dentists, distributors of dental supplies and equipment, and third-party financing companies. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivable, cash equivalents and short and long-term investments. The Company generally does not require collateral and the majority of its trade receivables are unsecured. The Company is directly affected by the financial well-being of the dental industry; however, the Company does not believe significant credit risk exists at March 31, 1997. The Company places its cash equivalents in short-term money market instruments. Short-term and long-term investments consist of U.S. Treasury and government agency debt obligations (see Note 5).

     The Company currently relies on a single vendor to supply its primary raw material, semiconductor wafer. Although there are a number of manufacturers capable of supplying this material, which the Company believes could provide for its semiconductor requirements on comparable terms, any abrupt change in the supply flow could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

     Approximately $735,000, $2,142,000 and $3,867,000 of the Company's sales in 1995, 1996 and 1997, respectively, were to foreign customers. The majority of such foreign sales were to customers in Europe. During 1995, sales of $579,680 were to a distributor. During 1996, sales of $1,227,347 were to a second distributor. In 1997, no customer accounted for 10% or more of sales.

9. COMMITMENTS AND CONTINGENCIES

  Operating and capital leases

     The Company leases its facilities under an operating lease agreement expiring in February 2001. Rent expense for the years ended March 31, 1995, 1996 and 1997 was $38,000, $68,000 and $193,218 respectively. In addition, the Company leases certain production equipment under capital leases expiring through 2002.

                           SCHICK TECHNOLOGIES, INC.

9. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     Future minimum payments on a fiscal year basis under operating and capital leases are as follows:

                                 OPERATING    CAPITAL
                                  LEASES       LEASES
                                 ---------    --------
1998..........................   $ 162,900    $ 38,426
1999..........................     179,100      38,426
2000..........................     190,100      38,426
2001..........................     174,100      30,746
2002..........................          --       1,609
Thereafter....................          --          --
                                 ---------    --------
       Total minimum lease
          payments............   $ 706,200     147,633
                                 ---------
                                 ---------
       Less--Amounts
          representing
          interest............                  38,442
                                              --------
Present value of future
       minimum lease payments......            109,191
       Less--Current
          maturities..........                 (22,200)
                                              --------
       Total..................                $ 86,991
                                              --------
                                              --------

  LITIGATION

     During 1996, the Company was named as defendant in patent infringement litigation commenced by a competitor in the United States and France. The Company is vigorously defending itself against such allegations and believes the claims to be without merit. The Company has filed a countersuit against the competitor for infringement of a U.S. Patent which has been exclusively licensed to the Company. The Company has obtained a formal opinion of intellectual property counsel that its products do not infringe on the competitor's U.S. patent. As these actions are in their preliminary stages, the Company is unable to predict the ultimate outcome of these claims. The outcome, if unfavorable, could have a material adverse effect on the financial position and results of operations of the Company. No provision has been made for any potential losses at March 31, 1996 and 1997.

     During 1997, the Company was named as a defendant in patent litigation involving a patent directed to a display system for digital dental radiographs. The Company is vigorously defending itself against such allegations and believes the claim to be without merit. The Company has obtained a formal opinion of intellectual property counsel that its products do not infringe on the patent. As this action is in its preliminary state, the Company is unable to predict the ultimate outcome of this claim. The outcome, if unfavorable, could have a material adverse affect on the financial position and results of operations of the Company. No provision has been made for any potential loss at March 31, 1997.

10. STOCK OPTION PLAN, STOCK GRANTS AND DEFINED CONTRIBUTION PLAN

  Stock option plan and stock grants

     In April 1996 the Company implemented its 1996 Stock Option Plan (the 'Plan') whereby incentive and non-qualified options to purchase up to 470,400 shares of the Company's common stock may be granted to key employees, directors and consultants. The exercise and vesting periods and the exercise price for options granted under the Plan is determined by a committee of the Board of Directors. The Plan stipulates that the exercise price of non-qualified options granted under the Plan must have a exercise price equal to or exceeding 85% of the fair market value of the Company's common stock as of the date of grant of the option and no option may be exercisable after ten years from the date of grant. The fair market value of the Company's common stock is determined by the Board of Directors. Options granted under the plan are generally exercisable immediately but vest over a period of four years.

     During the year ended March 31, 1997, the Company granted options under the Plan, to employees, to purchase 79,338 shares of its common stock, at an exercise price of $7.14 per share. The options vest on a pro-

                           SCHICK TECHNOLOGIES, INC.

rata basis on the first, second, third and fourth anniversaries of the date of grant. There were no grants to consultants or directors during the year ended March 31, 1997.

     During fiscal 1996, prior to implementation of the Plan, an employee of the Company was granted an option to purchase 56,000 shares of the Company's common stock at $1.79 per share, determined by the Company's Board of Director's to be the fair market value of the Company's common stock at the date of the option grant. As of March 31, 1997, 28,000 shares are exercisable under such option.

The remaining options become exercisable in equal annual amounts on December 31, 1997 and 1998.

     The Company applies Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees,' and related interpretations in accounting for its Plan and other stock-based compensation issued to employees and directors. During the year ended March 31, 1996, the Company did not recognize compensation expense for options granted to employees. During 1997, the Company has recognized compensation expense in the amount of $13,457 for options granted to employees. Had compensation cost for option grants to employees been determined based upon the fair value at the grant date for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation,' ('FAS 123') the Company's net loss in 1996 and 1997 would have been increased by approximately $6,609 (less than $.01 per share) and $45,480 ($.01 per share), respectively.

     The fair value of options granted to employees during 1996 and 1997 has been determined on the date of the respective grant using the Black-Scholes option-pricing model based on the following weighted average assumptions.

                                               1996       1997
                                              -------    -------
Dividend yield.............................      None       None
Risk free interest rate on date of grant...     5.36%      6.27%
Forfeitures................................      None       None
Expected life..............................   5 years    5 years

     The following table summarizes information regarding stock options for 1996 and 1997:


                                                      WEIGHTED AVERAGE
                                           OPTIONS     EXERCISE PRICE
                                           -------    ----------------
Options outstanding, March 31, 1995.....        --             --
Option grants...........................    56,000         $ 1.79
                                           -------
Options outstanding, March 31, 1996.....    56,000           1.79
Option grants...........................    79,338           7.14
Options forfeited.......................    (4,385)          7.14
                                           -------
Options outstanding, March 31, 1997.....   130,953           4.85
                                           -------



Options available for grant, March 31, 1997...            395,447
Weighted average remaining contractual life...            9 years
Options exercisable, March 31, 1997...........            102,953
Weighted average exercise price of
  exercisable options, March 31, 1997.........           $   5.68

     The Company also issued 1,445 shares of its common stock to an employee during the year ended March 31, 1997 for services rendered by the employee to the Company. The employee was immediately vested in the shares. The Board of Directors of the Company has determined the fair market value of such shares to be $8.16 per share. The Company recognized expense of $11,791 for the year ended March 31, 1997 related to the grant.

     During 1996 the Company issued 73,184 shares of its common stock to certain employees, directors and consultants. The shares vested upon issuance and the fair market value of such shares at the date of grant was

                           SCHICK TECHNOLOGIES, INC.

determined by the Board of Director's to be $1.79 per share. The Company recognized expense of $130,685 for the year ended March 31, 1996 related to the stock grants.

  Defined Contribution Plan

     Effective October 1996, the Company implemented a defined contribution savings plan, which qualifies under Section 401(k) of the Internal Revenue Code, for employees meeting certain service requirements. Participants may contribute up to 15% of their gross wages not to exceed, in any given year, a limitation set by the Internal Revenue Service regulations. The plan provides for mandatory matching contributions to be made by the Company to a maximum amount of 2.5% of a plan participant's compensation. Company contributions to the plan amounted to $38,096 in 1997.

11. PATENT LICENSE AGREEMENT

     During the year ended March 31, 1996, the Company entered into a license agreement with the owner of a U.S. Patent, which expired in July 1996, for a period of one year commencing July 1, 1995. The Company was obligated to pay the owner a royalty equal to 3% of the sales price of each licensed product, as defined by the agreement, that is leased, sold or transferred to an unaffiliated third party in the United States during the license period. The license provided for a minimum royalty amount of $100,000, of which $73,333 and $26,667 have been expensed in 1996 and 1997, respectively.


12. SUPPLEMENTAL CASH FLOW INFORMATION

     Cash payments for interest amounted to $17,373, $17,366 and $56,223 in 1995, 1996 and 1997, respectively. There were no payments for income taxes in 1995 and 1996. In 1997, the Company paid $6,800 for income taxes.

     During fiscal 1996 and 1997, the Company acquired $40,152 and $94,935, respectively of production equipment under capital leases. No production equipment was acquired by capital lease in 1995.

13. RELATED PARTIES

     In July 1996, the Company loaned its President, who is a principal stockholder, $32,200. Such loan bears interest at a rate of 8%, commencing October 14, 1996, and is due and payable September 1, 1997. The loan along with accrued but unpaid interest in the amount of $1,256, was repaid in April 1997.

     In November 1996, the Company received an interest bearing demand note in return for a loan of $200,000 to a related party in which the Company's Chief Financial Officer is a principal stockholder. The loan, which bore interest at a rate of 8.75% per annum, was repaid with accrued interest in the amount of $4,135 in February 1997.

     During 1996, the Company received interest bearing demand notes in return for aggregate loans of $150,000 to a related party in which the Company's Chief Financial Officer is a principal stockholder. Such loans, which bore interest at a rate of 12% per annum, were repaid with accrued interest in the aggregate of $1,794 as of March 31, 1996.


14. STOCKHOLDERS' EQUITY


     During 1997, the Company completed a private offering of 520,315 units, as defined in such offering, at a price per unit ranging from $7.86 to $8.93 based on the quantity of units purchased. Each unit consists of one share of the Company's common stock, $.01 par value, and a warrant to purchase one additional share of the Company's common stock at a price per share equal to the purchase price of the unit, on or before May 3, 1999. The offering provided net proceeds of $4,311,800. In conjunction with the offering the Company issued 6,155 units, as a placement fee, to certain individuals who assisted the Company in selling the units. The fair value of such units, in the amount of $54,950, or $8.93 per unit has been reflected as a reduction of paid in capital. At

                           SCHICK TECHNOLOGIES, INC.

14. STOCKHOLDERS' EQUITY--(CONTINUED)


March 31, 1997 the Company has reserved 526,470 shares of its common stock for issuance upon the exercise of the warrants.

     During 1996, a 10% interest bearing convertible demand note, held by a stockholder of the Company, in the principal amount of $50,000 was converted into 28,000 shares of the Company's common stock. During 1996, a non-interest bearing convertible loan in the principal amount of $150,000, held by a second stockholder, was converted into 98,823 shares of common stock.

15. RESTRUCTURING AND RECAPITALIZATION


     In connection with the Company's proposed initial public offering under the Securities Act of 1933, as amended, the Company has restructured. In April 1997, Schick Technologies, Inc. ('Schick Delaware') and its wholly owned subsidiary, STI Acquisition Corporation ('STI') were formed under the General Corporation Law of the State of Delaware for the purpose of forming a holding company and changing the state of incorporation of the Company. Effective June 4, 1997 (pursuant to a merger agreement among the Company, Schick Delaware and STI), Schick Delaware issued 7,957,231 shares of its common stock for all the outstanding common stock of the Company. STI and the Company merged and the Company was the survivor of the merger and became a wholly-owned subsidiary of Schick Delaware. In connection with the restructuring and merger, the holders of the Company's outstanding warrants and options converted such warrants and options to similar warrants and options of Schick Delaware (based on the same ratio of exchange, 2.8 shares for 1 share, applicable to the common stock exchange). Schick Delaware's articles of incorporation also authorize 2,500,000 shares of preferred stock, $.01 par value.



     The 1996 Stock Option Plan of the Company was amended by Schick Delaware and the shares available for issuance pursuant to the Plan were adjusted to 470,400. Schick Delaware also implemented its 1997 Stock Option Plan for Non-Employee Directors ('the Director Plan') whereby nonqualified options to purchase up to 35,000 shares of the Company's common stock may be granted to non-employee directors. Each option granted under the Director Plan becomes exercisable on the second anniversary date of its grant and must have an exercise price equal to the fair market value of the Company's common stock on the date of grant.


     All common shares, stock options, warrants and related per share data reflected in the accompanying financial statements and notes thereto, have been presented as if the recapitalization had occurred on April 1, 1994.

                              INSIDE BACK COVER 5






     [Graphics depicting the Company's manufacturing facilities].

     [Caption: Schick Technologies, Inc.].

          ---------------------------------------------------------
          ---------------------------------------------------------

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                               ------------------

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
     Prospectus Summary...............................................   3
     Risk Factors.....................................................   7
     The Company......................................................  15
     Use of Proceeds..................................................  16
     Dividend Policy..................................................  16
     Capitalization...................................................  17
     Dilution.........................................................  18
     Selected Financial Data..........................................  19
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations..........................................  20
     Business.........................................................  25
     Management.......................................................  39
     Certain Transactions.............................................  45
     Principal Stockholders...........................................  45
     Description of Capital Stock.....................................  46
     Shares Eligible for Future Sale..................................  50
     Underwriting.....................................................  51
     Legal Matters....................................................  52
     Experts..........................................................  52
     Additional Information...........................................  52
     Index to Financial Statements.................................... F-1

                               ------------------

     Until          , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

          ---------------------------------------------------------
          ---------------------------------------------------------


          ---------------------------------------------------------
          ---------------------------------------------------------



                                1,750,000 SHARES


                                     [LOGO]

                           SCHICK TECHNOLOGIES, INC.

                                  COMMON STOCK


                          ---------------------------

                                   PROSPECTUS

                                         , 1997

                          ---------------------------



                                LEHMAN BROTHERS

                               J.P. MORGAN & CO.

                         PACIFIC GROWTH EQUITIES, INC.

          ---------------------------------------------------------
          ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All the amounts shown are estimated except the Commission registration fee, the National Association of Securities Dealers, Inc. (the 'NASD') filing fee and the Nasdaq National Market ('NNM') listing fee.

     Commission registration fee................................ $10,367.42
     NASD filing fee............................................   3,921.25
     NNM listing application fee................................   1,000.00
     Printing and engraving expenses............................          *
     Legal fees and expenses....................................          *
     Accounting fees and expenses...............................          *
     Blue Sky fees and expenses (including legal fees)..........          *
     Transfer agent and registrar fees and expenses.............          *
     Miscellaneous..............................................
                                                                 ----------
            Total............................................... $  635,000
                                                                 ----------
                                                                 ----------

------------------
* To be supplied by amendment.

All expenses of such issuance and distribution will be paid by the registrant.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL provides as follows:

     '(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to 'the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).'

     Section 102(b)(7) of the DGCL provides as follows:

     '(b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

     (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with Section ~141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.'

     The Company maintains a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from claims by reason of a wrongful act, as defined therein, under certain circumstances.


     In addition, in response to this Item 14, the following information is incorporated by reference: Article 10 of the Certificate of Incorporation of the registrant incorporated by reference as Exhibit 3.1 to this Registration Statement; and Section 1 of Article V of the By-Laws of the registrant incorporated by reference as Exhibit 3.2 to this Registration Statement.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information as to all securities issued by the registrant during the past three years which were not registered under the Securities Act.

     A. The following transactions were exempt under either Section 4(2) or
Section 3(a)(9) of the Securities Act:


     In February 1995, the Company sold 143,780 shares of Common Stock for $225,000.

     In December 1995, notes payable in the aggregate amount of $200,000 were converted into 126,824 shares of Common Stock.

     In March 1996, notes payable in the aggregate principal amount of $810,000, plus accrued interest of $51,080 thereon, were converted into 484,400 shares of Common Stock.

     In April through July 1996, notes payable in the aggregate principal amount of $647,500, plus accrued interest of $85,490 thereon, were converted into 376,446 shares of Common Stock.

     From May through August 1996, the Company sold 520,315 units, each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock for $4,311,800.

      No underwriters were engaged in connection with any of the foregoing securities transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER   DESCRIPTION
-------  -------------------------------------------------------------------
1.1****  -- Form of Underwriting Agreement
   3.1*  -- Amended and Restated Certificate of Incorporation of Schick
            Technologies, Inc.
   3.2*  -- By-Laws of Schick Technologies, Inc.
   4.1*  -- Form of Common Stock certificate of Schick Technologies, Inc.
   4.2*  -- Form of Warrant
   4.3*  -- Agreement and Plan of Merger dated as of May 15, 1997 among Schick
            Technologies, Inc., a New York corporation, Schick Technologies,
            Inc., a Delaware corporation and STI Acquisition Corp, a Delaware corporation

EXHIBIT
NUMBER   DESCRIPTION

-------  ------------------------------------------------------------------------------------
   5.1*  -- Opinion of Kelley Drye & Warren LLP (including the consent of such firm) as to the validity of the securities being registered
10.1**** -- Schick Technologies, Inc. 1996 Employee Stock Option Plan+
10.2**** -- Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee
            Directors+
10.3**   -- Form of Non-Disclosure, Non-Solicitation, Non-Competition and
            Inventions Agreement between Schick Technologies, Inc. and each
            Named Executive of Schick Technologies, Inc.
10.4**   -- Secured Term Loan Agreement dated August 7, 1996 between Schick
            Technologies, Inc. and Merck & Co., Inc. (the 'Agreement').
10.5***  -- Service and License Agreement between Photobit, LLC and Schick
            Technologies, Inc. dated as of June 24, 1996 amending the Agreement.
10.6**   -- Letter Agreement between Schick Technologies, Inc. and Merck & Co.,
            Inc., dated May 12, 1997
11.1**   -- Computation of Earnings Per Share
22.1*    -- List of subsidiaries of Schick Technologies, Inc.
23.1*    -- Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1)
23.2*    -- Consent of Price Waterhouse LLP
24.1**   -- Powers of Attorney (included in the signature page)


------------------
*     Filed herewith

**   Previously filed.


***  Previously filed. Confidential treatment requested as to certain portions.


**** To be filed by amendment.

+     Management contract or compensatory plan or arrangement.

     (b) Consolidated Financial Statement Schedules

          Schedule II--Valuation and Qualifying Accounts

     All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

     The registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The registrant hereby undertakes (1) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 5TH DAY OF JUNE, 1997.



                                          SCHICK TECHNOLOGIES, INC.

                                          By:         /s/ David B. Schick
                                              ----------------------------------
                                                      David B. Schick
                                                   Chairman of the Board,
                                                Chief Executive Officer and
                                                        President


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


           SIGNATURES                          TITLE                    DATE
--------------------------------  --------------------------------  ------------

      /s/ David B. Schick         Chairman of the Board, Chief      June 5, 1997
--------------------------------  Executive Officer, President and
        David B. Schick           Director (Principal Executive
                                  Officer)


      /s/ David B. Spector        Chief Financial Officer           June 5, 1997
--------------------------------  (Principal Financial and
        David B. Spector          Accounting Officer)


               *                              Director
--------------------------------
          Mark I. Bane


               *                              Director
--------------------------------
      Allen Schick, Ph.D.



               *                              Director
--------------------------------
   Euval S. Barrekette, Ph.D.


               *                              Director
--------------------------------
        Jonathan Singer


               *                              Director
--------------------------------
    Howard Wasserman, D.D.S.


*By:    /s/ Zvi N. Raskin                                         June 5, 1997
--------------------------------
        Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER   DESCRIPTION
-------  ------------------------------------------------------------------------------------
 1.1**** -- Form of Underwriting Agreement
 3.1*    -- Amended and Restated Certificate of Incorporation of Schick
            Technologies, Inc.
 3.2*    -- By-Laws of Schick Technologies, Inc.
 4.1*    -- Form of Common Stock certificate of Schick Technologies, Inc.
 4.2*    -- Form of Warrant
 4.3*    -- Agreement and Plan of Merger dated as of May 15, 1997 among Schick
            Technologies, Inc., a New York corporation, Schick Technologies,
            Inc., a Delaware corporation, and STI Acquisition Corp., a Delaware corporation
 5.1*    -- Opinion of Kelley Drye & Warren LLP (including the consent of such firm) as to the validity of the securities being registered
10.1**** -- Schick Technologies, Inc. 1996 Employee Stock Option Plan+
10.2**** -- Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee
            Directors+
10.3**   -- Form of Non-Disclosure, Non-Solicitation, Non-Competition and
            Inventions Agreement between Schick Technologies, Inc. and each
            Named Executive of Schick Technologies, Inc.
10.4**   -- Secured Term Loan Agreement dated August 7, 1996 between Schick
            Technologies, Inc. and Merck & Co., Inc. (the 'Agreement').
10.5***  -- Service and License Agreement between Photobit, LLC and Schick
            Technologies, Inc. dated as of June 24, 1996 amending the Agreement.
10.6**   -- Letter Agreement between Schick Technologies, Inc. and Merck & Co.,
            Inc., dated May 12, 1997
11.1**   -- Computation of Earnings Per Share
22.1*    -- List of subsidiaries of Schick Technologies, Inc.
23.1*    -- Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1)
23.2*    -- Consent of Price Waterhouse LLP
24.1**   -- Powers of Attorney (included in the signature page)


------------------
*     Filed herewith

**   Previously filed.


***  Previously filed. Confidential treatment requested as to certain portions.


**** To be filed by amendment.



+     Management contract or compensatory plan or arrangement.